    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1997

                                                      REGISTRATION NO. 333-33965
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------
                               UNITED HOMES, INC.

             (Exact name of registrant as specified in its charter)

           ILLINOIS                          1520                  36-3978181
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S.Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                                DAVID L. FELTMAN
                        VICE PRESIDENT, GENERAL COUNSEL
                           2100 GOLF ROAD, SUITE 110
                        ROLLING MEADOWS, ILLINOIS 60008
                                 (847) 427-2450

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                                WITH COPIES TO:

       MICHAEL J. CHOATE, ESQ.                    DANIEL A. YARANO, ESQ.
       Shefsky & Froelich Ltd.                   Fredrikson & Byron, P.A.
      444 North Michigan Avenue                 1100 International Center
              Suite 2500                         900 Second Avenue South
       Chicago, Illinois 60611                          Suite 1100
            (312) 836-4066                  Minneapolis, Minnesota 55402-3397
                                                      (612) 347-7149

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
            TITLE OF EACH CLASS OF                 AMOUNT TO       OFFERING PRICE        AGGREGATE          REGISTRATION
         SECURITIES TO BE REGISTERED             BE REGISTERED     PER DEBENTURE     OFFERING PRICE(1)         FEE(3)
11% Mandatory Redemption Debentures due March
  15, 2005(2).................................       7,106             $1,000            $7,160,000            $2,170


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933.


(2) Includes $999,775 in aggregate principal amount of Debentures which may be purchased by the Underwriter to cover over-allotments, if any.



(3) The Registrant previously paid a filing fee of $1,819 and $303 in connection with the filing of its Registration Statement on Form S-1 (File Number 333-33965) as filed on August 19, 1997 and Amendment Number One as filed on October 21, 1997.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               UNITED HOMES, INC.

          CROSS REFERENCE SHEET SHOWING LOCATION IN THE PROSPECTUS OF

             INFORMATION REQUIRED BY ITEM 501(B) OF REGULATION S-K


ITEM                                                                             LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front
             Cover Page of Prospectus...........................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Outside Front Cover page; Outside Back Cover Page;
                                                                    Additional Information

       3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  Outside Front Cover Page; Prospectus Summary; Risk
                                                                    Factors

       4.  Use of Proceeds......................................  Prospectus Summary, Use of Proceeds

       5.  Determination of Offering Price......................                            *

       6.  Dilution.............................................                            *

       7.  Selling Security Holders.............................                            *

       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting

       9.  Description of Securities to be Registered...........  Prospectus Summary; Dividend Policy; Description of
                                                                    Securities

      10.  Interest of Named Experts and Counsel................                            *

      11.  Information with Respect to Registrant...............  Prospectus Summary; Risk Factors; Use of Proceeds;
                                                                    Capitalization; Selected Consolidated Financial
                                                                    Data; Management's Discussion and Analysis of
                                                                    Financial Condition and Results of Operations;
                                                                    Business; Management; Security Ownership of Certain
                                                                    Benefical Owners and Management; Certain
                                                                    Transactions

      12.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................                            *


------------------------

*   Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 6, 1997


                                 [UNITED LOGO]

                               UNITED HOMES, INC.


             11% MANDATORY REDEMPTION DEBENTURES DUE MARCH 15, 2005

                             ---------------------


    United Homes, Inc. ("United") is hereby offering on a "best effort" basis a minimum of 3,050 debentures, approximately $3,000,000, (the "Minimum Amount") and a maximum amount of 6,091 debentures, approximately $6,000,000, (the "Maximum Amount") of its 11% Mandatory Redemption Debentures which will mature on March 15, 2005 (the "Debentures"). See "Use of Proceeds." If the Minimum Amount is not sold within 60 days of the date of this Prospectus, the Offering will terminate at the end of such period, otherwise, the Offering will terminate no later than six months from the date of this Prospectus.



    Interest on the Debentures will accrue from their date of original issuance (the date the Minimum Amount is sold) or with respect to Debentures issued after March 15, 1998, from March 15, 1998. Interest will be payable quarterly on December 15, March 15, June 15 and September 15 of each year, commencing on March 15, 1998. The Debentures initially will be issued in registered principal amounts of $1,000 each, or any integral multiple thereof.



    United must redeem a portion of the Debentures on or before September 15, 1999. Commencing on or before September 15, 1999 and on each September 15th and March 15th thereafter, United will pay the Trustee on each redemption date sufficient cash to redeem $83,333 for each $1,000,000 registered principal amount of Debentures sold by United. The Debentures are redeemable, at United's option, in whole or in part, upon at least 30 days' notice, at any time beginning December 15, 1997 at the redemption prices set forth herein plus accrued interest to the date of redemption. The Debentures to be redeemed will be selected by the Trustee by lot or other similar method.



    The Debentures will be unsecured obligations of United and will rank equally and ratably with all other unsecured indebtedness of United. The Debentures are not guaranteed by, or otherwise an obligation of, any of United's subsidiaries. As of June 30, 1997, United and its operating subsidiaries had a total of approximately $84.0 million of outstanding liabilities, including approximately $70.3 million of secured indebtedness and approximately $13.0 million of indebtedness incurred by the Subsidiaries. See "Risk Factors--Lack of Collateral." The Indenture governing the Debentures does not limit the amount of secured indebtedness United or its Subsidiaries may incur.

                           --------------------------

AN INVESTMENT IN THE DEBENTURES INVOLVES A HIGH DEGREE OF RISK. THERE IS NO
     EXISTING PUBLIC MARKET FOR THE DEBENTURES AND THERE CAN BE NO
        ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP. SEE
                          "RISK FACTORS" BEGINNING ON PAGE 8.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO
                          THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


                                                                                        UNDERWRITING
                                                                                        DISCOUNT AND      NET PROCEEDS TO
                                                                 PRICE TO PUBLIC(1)    COMMISSIONS(2)      COMPANY(2)(3)
PER DEBENTURE..................................................         $985                7.0%                $916
MINIMUM AMOUNT (3,050 DEBENTURES)..............................      $3,004,250             7.0%             $2,793,953
MAXIMUM AMOUNT (6,091 DEBENTURES)(4)...........................      $5,999,635             7.0%             $5,579,661



(1) Each Debenture will be offered at 98.5% of the registered principal amount plus accrued interest from the Closing Date of the Minimum Amount or, with respect to Debentures sold after March 15, 1998, from March 15, 1998. See "Underwriting."



(2) The Company has granted the Underwriter the exclusive right to sell the Debentures on a "best efforts" basis for a period of six months, unless terminated earlier. The Company has agreed to pay the Underwriter an Underwriting Discount and Commission equal to 7%, a management fee equal to 2%, and a non-accountable expense allowance equal to 1% of the total Price to Public and to reimburse the underwriter for accountable expenses up to $120,000. The Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."



(3) The "Net Proceeds to Company" in each case reflects the total Price to Public reduced by all Underwriting Discount and Commissions, but before deducting management fees as well as accountable and non-accountable expense allowances described in note (2) above and other expenses of the offering payable by the Company which other expenses are estimated at approximately $188,000.



(4) The Company has granted the Underwriter an option to purchase up to an additional 1,015 Debentures, approximately $1,000,000, on the same terms and conditions as the Debentures offered hereby, solely to cover over-allotments. If all of the Debentures are purchased, including the additional Debentures, the total Underwriting Discount and Commissions, management fees, and the non-accountable and accountable expenses will be approximately $490,000, $140,000, $70,000 and $140,000, respectively.

                         ------------------------------

                       MILLER & SCHROEDER FINANCIAL, INC.
            The date of this Prospectus is ________________ , 1997.

                                      MAPS
                  MAPS INDICATE THE LOCATION OF THE COMPANY'S
                DEVELOPMENTS IN ARIZONA, ILLINOIS AND MICHIGAN.

Map 1. ILLINOIS. The map depicts the Chicago Area with the location of the Company's developments marked with a star. Additionally, the map contains a picture of homes in the Woodmere development located in Illinois.

Map 2. WESTERN MICHIGAN. The map depicts the Grand Rapids Area with close-ups of the locations of the Company's developments. Additionally, the map contains a picture of the interior of a home.

Map 3. ARIZONA. The map depicts the greater Phoenix Area with locations of the Company's developments marked with a star. Additionally the map contains a picture of a home in the Altezza development located in Phoenix, Arizona.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITER MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE DEBENTURES IN THE OPEN MARKET. IN ADDITION, THE UNDERWRITER AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, THE "COMPANY" MEANS UNITED HOMES, INC. ("UNITED"), AND UNITED'S WHOLLY-OWNED SUBSIDIARIES UNITED HOMES OF ILLINOIS, INC.; UNITED HOMES OF MICHIGAN, INC.; AND UNITED HOMES, INC., AN ARIZONA CORPORATION (INDIVIDUALLY, A "SUBSIDIARY," COLLECTIVELY THE "SUBSIDIARIES") AND THE FOLLOWING PARTNERSHIPS IN WHICH UNITED OR THE SUBSIDIARIES OWN CONTROLLING INTERESTS IN EITHER AS GENERAL OR LIMITED PARTNERS:
WILLIAMS GLEN LIMITED PARTNERSHIP, THE HIDDEN SPRINGS REAL ESTATE LIMITED PARTNERSHIP, UNITED/RBG XII L.P. AND THE UNITED LINDSAY EAST VALLEY LIMITED PARTNERSHIP. UNITED WAS FORMED IN 1994 TO CARRY ON THE HOMEBUILDING ACTIVITIES OF UNITED'S PARENT CORPORATION UNITED DEVELOPMENT MANAGEMENT COMPANY (THE "PARENT"). UNITED IS A WHOLLY-OWNED SUBSIDIARY OF THE PARENT. STATISTICAL AND OTHER INFORMATION CONTAINED HEREIN REGARDING THE COMPANY'S HOMEBUILDING ACTIVITIES INCLUDE THE HOMEBUILDING ACTIVITIES OF THE PARENT SINCE 1982. THE DATA INCLUDED HEREIN ASSUMES THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED.


                                  THE COMPANY


    The Company is a fully-integrated land development and homebuilding company operating in the Chicago, Phoenix and western Michigan markets and since 1982 has developed over 7,300 lots and has built and closed over 6,100 homes. The Company acquires undeveloped land and develops it into finished lots for residential subdivisions, and periodically options or purchases finished lots from third parties, primarily for the construction and sale of homes. The Company maintains an inventory of potential home sites (lots) by controlling undeveloped and developed land through options, contingent purchase agreements, joint ventures, partnerships and other contractual relationships with landowners ("Acquisition Agreements"). The Company believes that this strategy allows it to control sites for future development and at the same time maximize use of its available capital. For the nine months ended June 30, 1997, the Company closed on the sale of 280 homes generating approximately $51.0 million in revenue from housing and land sales as compared to 205 homes generating approximately $35.0 million in revenue from housing and land sales for the nine months ended June 30, 1996. As of June 30, 1997, the Company had contracts to sell an additional 425 homes and a current inventory of 739 lots on which the Company anticipates developing and selling 739 homes. Additionally, as of the date of this Prospectus, the Company controlled, under the Acquisition Agreements, seven parcels of land on which it had completed its due diligence for future development of homes.


    Prices for the Company's homes, including the lot, range from $110,000 to $400,000 per home. During the first nine months of fiscal 1997, the average price for a home sold by the Company was approximately $179,000. The Company markets its products to entry-level, first and second move-up, and empty-nest buyers by emphasizing the community atmosphere of its residential subdivisions, as well as those characteristics that the Company believes that its homes possess: desirable designs, quality construction and competitive prices.

    United, which is an Illinois corporation, has its principal office at 2100 Golf Road, Suite 110, Rolling Meadows, Illinois 60008. Its telephone number is 847-427-2450.

                                  THE OFFERING


Securities Offered................  A minimum of 3,050 Debentures, approximately $3,000,000,
                                    (the "Minimum Amount") and up to 6,091 Debentures,
                                    approximately $6,000,000, (the "Maximum Amount") of 11%
                                    Mandatory Redemption Debentures, due March 15, 2005 to
                                    be issued pursuant to an Indenture (the "Indenture")
                                    between the Company and National City Bank of
                                    Minneapolis (the "Trustee") only in fully registered
                                    form in registered principal amounts of $1,000 each, or
                                    any integral multiple thereof. See "Description of
                                    Securities."

Interest Payment Dates............  Interest will accrue from the date of original issuance or, with respect to Debentures issued after March 15,
                                    1998, from March 15, 1998. Interest will be payable
                                    quarterly on December 15, March 15, June 15 and
                                    September 15 of each year ("Interest Payment Date"),
                                    commencing on March 15, 1998.

Mandatory Redemptions.............  The Debentures will be subject to mandatory redemption beginning September 15, 1999. On or before September 15,
                                    1999 and on each September 15 and March 15 thereafter
                                    through September 15, 2004, United will pay to the
                                    Trustee cash sufficient to redeem $83,333 for each
                                    $1,000,000 registered principal amount of Debentures
                                    sold by United. On or before March 15, 2005, United will
                                    pay to the Trustee cash sufficient to redeem all
                                    remaining outstanding Debentures. Debentures to be
                                    redeemed will be selected by the Trustee by lot or other
                                    similar method. See "Description of
                                    Securities--Mandatory Redemption."

Optional Redemptions..............  United may, at its option, redeem Debentures on any
                                    Interest Payment Date in minimum aggregate principal
                                    amounts of $100,000 at a price equal to the principal
                                    amount plus accrued interest and a premium. If an
                                    optional redemption occurs on or before September 15,
                                    1998, United must pay a 5% premium. After this date, the
                                    premium due on optional redemption will decline at the
                                    rate of 1% per year, with no premium due after September
                                    15, 2002. United may, at its option, elect to have any
                                    optional redemption payment applied to the next
                                    mandatory redemption payment or payments. See
                                    "Description of Securities--Optional Redemption."

Rank..............................  The Debentures will be unsecured obligations of United and will rank equally and ratably with all other
                                    unsecured indebtedness of United. The Debentures are not
                                    guaranteed by, or otherwise an obligation of, any
                                    Subsidiary. As of June 30, 1997, the Company had total
                                    outstanding liabilities of $84.0 million (including
                                    $70.3 million of secured indebtedness) and approximately
                                    $13.0 million of indebtedness incurred by the
                                    Subsidiaries. See "Risk Factors--Lack of Collateral."
                                    The Indenture governing the Debentures does not limit
                                    the amount of secured indebtedness United or its
                                    Subsidiaries may incur.

Use of Proceeds...................  United intends to use the net proceeds from the sale of the Debentures, estimated to be approximately $5,091,677
                                    assuming sale of the Maximum Amount, first to repay
                                    indebtedness incurred in connection with land
                                    acquisitions or working capital loans ($2,600,000) and
                                    second to repay indebtedness outstanding under its
                                    Construction Lines as defined herein ($2,482,000).
                                    Amounts repaid on these Construction Lines may be
                                    reborrowed for land acquisition, land development,
                                    construction of homes, and for working capital. See "Use
                                    of Proceeds."

Certain Covenants.................  United has agreed to comply with certain financial covenants as set forth in the Indenture. See
                                    "Description of Securities."


                                  RISK FACTORS

    An investment in the Debentures involves certain risks. See "Risk Factors" for a discussion of factors that investors should carefully consider before purchasing any of the Debentures offered hereby.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

    The following summary of the Company's consolidated financial information should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                                 NINE MONTHS                 FISCAL YEAR
                                                                ENDED JUNE 30,           ENDED SEPTEMBER 30,
                                                             --------------------  -------------------------------
                                                               1997       1996       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
    Revenues...............................................  $  51,608  $  34,991  $  65,117  $  44,349  $  32,886
    Gross Profit...........................................  $   3,477  $   3,692  $   4,623  $   4,282  $   3,659
    Operating Income.......................................  $   1,575  $   1,406  $   1,785  $   1,512  $   1,169
    Investor's Share of Income in Majority Owned Land
      Development and Housing Partnerships.................  $    (465) $    (375) $    (735) $     (70)    --
                                                             ---------  ---------  ---------  ---------  ---------
    Income before Income Taxes.............................  $   1,110  $   1,031  $   1,050  $   1,442  $   1,169
                                                             ---------  ---------  ---------  ---------  ---------
OTHER DATA:
    Number of Homes and Lots Closed........................        310(3)       205       378       267        174
    Average Selling Price per Home.........................  $     179  $     169  $     171  $     163  $     185
                                                             ---------  ---------  ---------  ---------  ---------
Ratio of Earnings to Fixed Charges(1)......................         (4)      1.06         (4)      1.14       2.45
Ratio of Earnings to Adjusted Fixed Charges(2).............       5.65      60.35      13.12      27.14      34.54


------------------------------
(1) In calculating the ratio of earnings to fixed charges, earnings consist of income before minority interests, income tax and fixed charges, less capitalized interest, plus the interest component included in cost of sales. Fixed charges consist of interest expended and capitalized and amortization of debt service costs. The interest factor implicit in rent expense is not significant.

(2) Represents the ratio of the amount of fixed charges actually funded from the Company's earnings. In calculating this ratio the amount of interest charges which are funded from the Company's various lines of credit through draws on these lines is excluded from fixed charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" below.

(3) Includes the sale of 30 lots at an average price of $46,000 per lot.


(4) Earnings were inadequate to cover fixed charges by approximately $209,000 for the year ended September 30, 1996 and by approximately $1,893,000 for the nine months ended June 30, 1997. See "Risk Factors--Substantial Leverage, Reliance on Financing and No Assurance of Availability of Credit" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       AS OF
                                                   JUNE 30, 1997                    AS OF
                                               ----------------------           SEPTEMBER 30,
                                                   AS                  -------------------------------
SELECTED BALANCE SHEET DATA:                   ADJUSTED(6)   ACTUAL      1996       1995       1994
                                               -----------  ---------  ---------  ---------  ---------
    Housing Inventories......................  $  80,420    $  80,420  $  54,588  $  28,796  $  21,143
    Total Assets.............................  $  95,367(7) $  94,819  $  69,931  $  34,365  $  26,779
    Total Liabilities (excluding
      Debentures)............................  $  81,101    $  83,557  $  58,699  $  22,909  $  18,825
    Debentures...............................  $   3,004       --         --         --         --
    Investor's Equity in Majority-Owned
      Projects(5)............................  $   1,467    $   1,467  $   2,165  $   3,037  $     400
    Stockholder's Equity.....................  $   9,795    $   9,795  $   9,067  $   8,419  $   7,554


------------------------------

(5) Represents the equity of investors in projects, a majority of which interests are owned by the Company.



(6) Adjusted to give effect to the sale of the Minimum Amount and the application of the net proceeds as of June 30, 1997. See "Use of Proceeds" and "Underwriting."



(7) The increase includes the costs of the offering estimated at an aggregate of $548,511 (assuming the sale of the Minimum Amount). These costs are paid currently but are capitalized and amortized over the life of the Debentures.

                                  RISK FACTORS

    THE DEBENTURES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS BEFORE PURCHASING THE DEBENTURES.

SUBSTANTIAL LEVERAGE, RELIANCE ON FINANCING AND NO ASSURANCE OF AVAILABILITY OF
  CREDIT


    The land development and homebuilding business is capital intensive. The Company typically finances the acquisition of land parcels and the costs associated with development of the parcels (such as entitlement activities and construction of streets and sewers) by drawing on its A&D Lines (as defined herein), including the Residential Line II which can be used solely to fund acquisition and development activity such as sewer and roadway construction. Under the agreements governing the A&D Lines, the Company may generally draw up to 75-80% of the value of the land and improvements (based on an as-built appraisal) to fund acquisition and development costs. Based on the outstanding balance of the A&D Lines at the end of each month, an interest charge is either paid by the Company if the particular loan does not have an interest reserve or is funded through an additional draw on the loan. As of June 30, 1997, and September 30, 1996, the Company had total indebtedness of approximately $24.3 million and $22.1 million, respectively, outstanding on its A&D Lines, including $10.9 million and $4.0 million, respectively, on the Residential Line II ($10.8 million as of the date of this Prospectus). As of June 30, 1997 and September 30, 1996, the Company had funded interest charges of approximately $2.2 million and $1.9 million associated with these lines, including $0.3 million and $0.5 million, respectively, on the Residential Line II through additional draws on such line. Additional interest charges of approximately $619,000 associated with other A&D Lines that do not have interest reserves or permit additional draws to fund the interest and approximately $285,000 associated with corporate level debt were incurred and paid by the Company from earnings.



    Once construction of a home commences, the Company is able to draw on the Heller Line and the Residential Line I to finance the costs associated with constructing a home and preparing a lot for delivery and the home for sale to the end purchaser. As noted herein, the Company typically does not commence construction of a home until a buyer executes a purchase contract. See "Business--Inventory Management" below. As of June 30, 1997 and September 30, 1996, the Company had total indebtedness of approximately $38.1 million and $16.5 million, respectively, outstanding on these two lines ($5.8 million and $23.7 million as of the date of this Prospectus) and had incurred interest charges of approximately $2.5 million and $1.7 million associated with these lines, all of which was funded by additional draws allowable on these lines.



    The amount of indebtedness incurred with respect to any particular project is based on the purchase price of the land and the costs of constructing and selling homes on the land. These estimates are based on, among other things, demand for housing in the Company's market areas which the Company then factors into its analysis of the number of homes that it believes may be constructed and the rate in which these homes may be sold to end-purchasers. However, from time to time the Company will sell improved lots without constructing a home thereon. There can be no assurance that the Company's estimate of the demand for housing in the market area or more particularly the rate at which these houses can be sold will prove correct. Differences in projected and actual demand may cause the Company to incur additional holding costs associated with land which is being improved for the construction of homes.



    Upon closing of a home sale, the Company utilizes all of the net closing proceeds (including the Company's profit) from the sale of the home to reduce indebtedness under the relevant A&D Line as well as the Heller Line or Residential Line I as the case may be. Thus, the amount of indebtedness outstanding on these lines fluctuates based on the number of parcels and homes under development or construction at any one time and the rate at which the Company closes on homes under contract for sale. During the fiscal year ended September 30, 1996 and the nine months ended June 30, 1997, the Company made principal reductions of approximately $59.8 million and $40.9 million, respectively on these lines. As of September 30, 1997, the Company had approximately $6.5 million available for borrowing under all of its credit facilities.



    As of June 30, 1997, the Company had a total of $84.0 million of outstanding liabilities, including $70.3 million of secured indebtedness and approximately $13.0 million of indebtedness incurred by the Subsidiaries. The Indenture governing the Debentures does not limit the amount of secured indebtedness United or its Subsidiaries may incur. Although the Company has been able to draw on its various lines to finance substantially all of its fixed charges, there can be no assurance that it will have sufficient resources to fund these charges if it were unable to draw on its lines or does not have sufficient interest reserves. Earnings were inadequate to cover fixed charges by approximately $209,000 and $1,893,000 for the fiscal year ended September 30, 1996, and the nine months ended June 30, 1997, respectively. However, such earnings were sufficient to cover these charges when adjusted to reflect the interest charges funded by draws on the lines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Selected Consolidated Financial Data" below. Although the Company believes that internally generated funds, the net proceeds from the Debentures and the Company's available borrowings under its credit facilities will be sufficient to meet its reasonably anticipated needs for working capital and fixed charges including debt service on the Debentures, there can be no assurance that these sources will be sufficient. If the Company does not realize net proceeds equal to at least $2,600,000, it will be unable to pay down indebtedness bearing interest at rates higher than the Debentures and will be unable to create additional borrowing capacity under its Construction Lines.



    The Company's ability to meet its debt service obligations is dependent upon the future performance of the Company, which, in turn, is subject to general economic conditions as to financial, competitive, business and other factors, including factors beyond the Company's control. The level of the Company's leverage could restrict its flexibility in responding to changing business and economic conditions. If the Company is at any time unable to generate sufficient cash flow from operations or borrow under its existing credit facilities to service its debt, it may be required to seek refinancing for all or a portion of that debt or to obtain additional financing. There can be no assurance that additional financing, either in the form of equity or debt, will be available on terms and conditions acceptable to the Company, if at all. Further, any additional debt financing may rank senior in right of payment to the Debentures. The Indenture imposes limitations on the Company's ability to declare and pay dividends or make other payments to the Parent. See "Description of Securities--Restrictive Covenants--Limitation on Restricted Payments;--Limitation on Transactions with Affiliates;--Limitation on Dividends and Other Payment Restrictions Affecting a Subsidiary."


FRAUDULENT CONVEYANCE

    Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if the Company, at the time it issued the Debentures: (i) incurred the indebtedness with the intent to hinder, delay or defraud creditors; or (ii) (a) received less than reasonably equivalent value or fair consideration for the issuance of the Debentures; and (b) (I) was insolvent at the time of the incurrence, (II) was rendered insolvent by reason of the incurrence, (III) was engaged or was about to engage in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital to carry on its business or (IV) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Debentures or, in the alternative, subordinate the Debentures to existing and future indebtedness of the Company. The measure of insolvency for purposes of the foregoing would vary depending upon the law applied in each case. Generally, the Company would be considered insolvent if the sum of its debts, including contingent liabilities was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.


    The Company believes that, for purposes of the United States Bankruptcy Code and state fraudulent transfer or conveyance laws, the Debentures will be issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, that the Company will receive fair consideration in exchange for the Debentures, and that the Company, after the issuance of the Debentures and the application of proceeds therefrom, will be solvent, with sufficient capital for carrying on its business and will be able to pay its debts as they mature. Accordingly, the Company believes that these provisions of the Bankruptcy Code and the state fraudulent transfer or conveyance laws will not be triggered by the issuance of the Debentures.


LACK OF COLLATERAL


    United's obligations under the Indenture are not secured by any of its assets. As of June 30, 1997, the Company had a total of approximately $84.0 million of outstanding liabilities, including approximately $70.3 million of secured indebtedness and approximately $13.0 million of indebtedness incurred by the Subsidiaries. Creditors who have a security interest in a particular asset have a right ranking ahead of the holders of the Debentures with respect to that asset. Further, United's homebuilding operations are conducted entirely through the Subsidiaries. Accordingly, United derives its operating income and cash flow from the Subsidiaries, and relies on the Subsidiaries to generate the funds necessary to meet its obligations, including its obligations to pay principal and interest on the Debentures. The ability of the Subsidiaries to pay dividends or otherwise make payments to United is subject to, among other things, applicable state law and restrictions imposed on the Subsidiaries by their respective creditors. The Indenture will not limit the ability of the Subsidiaries to incur additional restrictions in the future. Further, the right of United to participate in the assets of any Subsidiary (and thus the ability of the holders of the Debentures to benefit indirectly from these assets) is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary except to the extent that United is recognized as a creditor of such Subsidiary. In this latter case, United's claims would still be subordinate to any secured creditors of that Subsidiary. The Debentures, therefore, will be structurally subordinated to creditors, including trade creditors of the Subsidiaries.


    In the event of the dissolution, winding up, liquidation or bankruptcy of United, the holders of the Debentures will not be entitled to receive any payment until the holders of secured indebtedness receive payment or distributions in respect of the assets collateralizing their debt. Upon the occurrence of any payment default on secured indebtedness, proceeds from the assets collateralizing the secured indebtedness which is in default may not be used to satisfy United's obligations on the Debentures. The Indenture does not limit the amount of secured indebtedness that United or its Subsidiaries may incur. Amounts drawn by United on the A&D Lines are typically secured by the parcel for which the funds are being drawn. As described above, United is typically permitted to make draws on the A&D Lines up to 75-80% of the value of the parcel (on an as-built basis). Reductions in the value of these parcels would limit the amount of proceeds United could draw to fund acquisition and development expenses which could have a material adverse effect on the Company's results of operations and financial condition since revenues would likely decrease and projects would likely be delayed.

INTEREST RATES; MORTGAGE FINANCING

    In general, the demand for housing is influenced in large part by the availability of mortgage financing and the ability of prospective purchasers to finance home purchases since virtually all purchasers of the Company's homes finance their acquisitions through third-party lenders. Increases in interest rates generally reduce the demand for, and affordability of, mortgage financing and therefore the demand for the Company's homes. Increases in interest rates would have a material adverse affect on the Company's results of operations and financial condition.

CYCLICAL ECONOMIC CONDITIONS

    The homebuilding industry is cyclical in nature and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence and housing demand. Sales of new homes are also affected by market conditions for resale homes and rental properties. Certain of the markets in which the Company operates have at times in the past experienced significant declines in housing demand and there can no assurance that these declines will not occur in the future. Homebuilders such as the Company also incur substantial risk due to the fluctuating market value of land, building lots, and housing inventories. Additionally, the carrying cost of the Company's inventory can be significant and can result in losses in poorly performing projects or markets. Homebuilders are also subject to various other risks which may cause fluctuations in operating results such as competitive over building, shortage of desirable land with municipal services, availability and cost of materials and labor, construction delays, cost overruns, weather conditions, government regulation, availability of adequate financing, changes in mortgage interest rates and real estate taxes as well as other governmental fees.

FLUCTUATIONS IN OPERATING RESULTS/IMPACT ON FUTURE OPERATIONS


    The Company's operating results fluctuate from time to time based on factors not entirely within the Company's control. These factors include, among others:
(i) the timing of home closings and land sales; (ii) the Company's ability to acquire additional land or options thereon on acceptable terms; (iii) the condition of the real estate market and the general economy in the Company's markets as well as other markets into which the Company may expand; (iv) the cyclical nature of the home building industry and changes in prevailing interest rates and availability of mortgage financing; and (v) cost of material and labor and delays in construction schedules. The Company's gross margins also are affected by the location and type of lot, as well as the design of the particular home sold. Negative fluctuations in operating results may have an adverse effect on the Company's future results and financial condition. As noted above, the Company utilizes the net proceeds from home sales to repay indebtedness on its lines of credit. Amounts repaid on these lines are then available to be "reborrowed" to fund future acquisition, development and construction activities. A slowing or reduction in home sales from those projected or anticipated by the Company would have an adverse impact on the Company's ability to fund future activities since it would have less capital in the form of additional borrowing capacity available to finance acquisition, development and construction activity.


RESTRICTIONS IMPOSED BY TERMS OF INDENTURE


    The Indenture will restrict United and the Subsidiaries from, among other things, incurring additional indebtedness, paying excessive dividends or making certain other restricted payments or investments to the Parent, consummating certain asset sales, entering into certain transactions with affiliates, incurring liens, or merging or consolidating with any other person or selling, assigning, transferring, conveying or otherwise disposing of all of substantially all of their respective assets. See "Description of Securities-- Restrictive Covenants." The Indenture will also impose limitations on United's ability to restrict the ability of its Subsidiaries to pay dividends or make certain payments to United or any of the Subsidiaries. In addition, the Indenture will require United to maintain specified financial ratios and satisfy certain financial tests. United's ability to meet these ratios and tests may be affected by events beyond its control, and there can be no assurance that the United will meet these tests. The Indenture does not, however, prohibit United from entering new markets and United may elect to utilize a portion of the proceeds from the Debentures to fund expansion into new markets. See "Description of Securities"


NEED TO ACQUIRE LAND FOR FUTURE DEVELOPMENT

    The Company's ability to generate revenues in the future depends, in part, on its ability to acquire or otherwise control an inventory of undeveloped land while efficiently deploying its available capital.

Although the Company attempts to minimize the amount of capital invested in land parcels, the Company's inventory of land may, from time to time, exceed the demand for the Company's products thus limiting the capital available for additional land acquisition. In pursuing its development activities, the Company may invest significant amounts of capital to acquire and maintain control of undeveloped land as well as to apply for regulatory approvals prior to determining whether the Company will actually develop the land. There can be no assurance that such land will be developed on acceptable terms and conditions, if at all, or that the Company will have adequate capital to compete with third parties in acquiring land. See "Business--Operating Strategy" and "Business--Land Development."

EXTENSIVE REGULATIONS AND ENVIRONMENTAL FACTORS

    The homebuilding industry in general, and the Company in particular, is subject to extensive and complex laws and regulations which cover, among other things, zoning and density requirements, design and building permits, building materials, environmental and health issues, advertising and consumer credit, development, homebuilding and sales activities. These laws and regulations impact the time required to obtain approvals necessary to begin home construction and can adversely impact the time between the initial control of land, commencement of development and completion of construction. The Company is also subject to a variety of environmental laws and regulations which can affect its business and its homebuilding projects. The particular environmental laws and regulations which apply to any given homebuilding site vary greatly depending on the site's location, environmental condition, present and former uses of the site as well as adjoining properties. These laws and regulations may result in additional delays, may cause the Company to incur substantial compliance and other costs, and may prohibit or severely restrict homebuilding activity in certain environmentally sensitive areas. See "Business--Governmental Regulation."

    In addition, the Company is subject to laws and regulations governing the type of materials used in constructing its homes and imposing liability on the Company for personal injury and worker's compensation claims. Although the Company maintains insurance against the liability for personal injury and worker's compensation claims, there can be no assurance that this coverage will be adequate.

RELIANCE ON SUBCONTRACTORS

    With the exception of field supervisors, the Company does not employ its own development or construction personnel. Instead, the Company depends on subcontractors and other independent contractors to complete its land development and home construction activities. There can be no assurances that the Company will continue to be able to contract for the services of subcontractors necessary to complete such land development and construction on reasonable terms, if at all. See "Business--Home Design and Construction."

RELIANCE ON KEY PERSONNEL

    The Company relies upon certain key management employees, including United's Chairman, Virgil W. Owings, and President, Edward F. Havlik. The loss of either individual's services could have a material adverse effect on the Company's results of operations and financial condition. The Company believes that its future success will depend on its ability to retain key members of management and to attract experienced management in the future. There can be no assurance that it will be able to do so. The Company does not carry, and will not likely obtain any key man life insurance on these individuals nor has it entered into contracts with any of these individuals. See "Management."

COMPETITION

    The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials and skilled labor. The Company competes for residential sales with other homebuilders, individual resales of existing homes, available rental housing and, to a lesser extent, resales of condominiums. The Company's competitors include a number of large national and regional homebuilding companies (Chicago and Phoenix markets) and small local homebuilding companies (in all of the Company's markets), some of which may have greater financial resources, easier access to capital markets or lower costs than the Company.

CONFLICTS OF INTEREST


    From time to time the Company may enter into transactions with affiliates including the Parent or its shareholders as well as the Company's officers and directors. Although the Indenture will impose limitations on the Company's ability to engage in certain of these transactions, there can be no assurance that these transactions will be on terms and conditions similar to those that may be available with a third party. Such transactions with affiliates may have an unfavorable impact on the Company's results of operation and financial condition. See "Description of Securities" and "Certain Transactions" below.


NO PUBLIC MARKET FOR THE DEBENTURES

    There is no existing public market for the Debentures, and there can be no assurance that one will develop or, if a market does develop, that it will provide sufficient liquidity or will continue in existence until maturity of the Debentures. Even if a market develops, there can be no assurance that a holder of the Debentures will be able to sell Debentures on acceptable terms and conditions, if at all. To the extent that a market develops, future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, competitive factors and the market for similar securities which is subject to numerous factors, including but not limited to fluctuating interest rates. The Company does not intend to list the Debentures on any securities exchange or to seek to have the Debentures authorized for quotation on Nasdaq.

BEST EFFORTS OFFERING


    The Debentures are being underwritten by the Underwriter on a "best efforts" basis whereby the Underwriter is required to use its best efforts to sell the Debentures on behalf of the Company. If all of the Debentures are not sold during the six months following the date of this Prospectus, the Company may not have sufficient funds available from its own resources and from the proceeds of the Debentures already sold to complete all of its objectives. The amount of proceeds actually raised by the Company may affect the Company's future capital requirements. See "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Underwriting."

                                USE OF PROCEEDS



    The net proceeds from sale of the Debentures are estimated to be approximately $5,091,677 if the Maximum Amount is sold and approximately $2,455,739 if only the Minimum Amount is sold. The Company will utilize the net proceeds first to repay indebtedness incurred by the Company in connection with land acquisition (the "Land Indebtedness") and, second, to repay a portion of the debt outstanding under the Heller Line and the Residential Line I (each as defined herein, collectively the "Construction Lines"). If only the Minimum Amount is sold, the Company will utilize the net proceeds to repay a portion of the Land Indebtedness.


    Because the Debentures are being sold by the Underwriter on a "best efforts" basis, no assurance can be given as to the amount of Debentures that will be sold or as to the amount of net proceeds which will be available to the Company as a result of this offering. The amount of proceeds actually raised may affect the Company's future capital requirements. See "Risk Factors--Best Efforts Offering" and "Underwriting."


    The table below sets forth information concerning the estimated use of proceeds assuming the sale of the Minimum Amount and the Maximum Amount.



                                                            ASSUMING SALE OF THE             ASSUMING SALE OF THE
                                                               MINIMUM AMOUNT                   MAXIMUM AMOUNT
                                                             (3,050 DEBENTURES)               (6,091 DEBENTURES)
                                                       -------------------------------  -------------------------------
                                                                       PERCENTAGE OF                    PERCENTAGE OF
                                                          AMOUNT      GROSS PROCEEDS       AMOUNT      GROSS PROCEEDS
                                                       ------------  -----------------  ------------  -----------------
Gross Proceeds.......................................  $  3,004,250           100%      $  5,999,635           100%
Underwriting Discount and Commissions................       210,298             7%           419,975             7%
Management Fee.......................................        60,085             2%           119,993             2%
Non-Accountable Expense Allowance....................        30,043             1%            59,997             1%
Accountable Expense Allowance........................        60,085             2%           119,993             2%
Other Expenses.......................................       188,000             6%           188,000             3%
Total Expenses.......................................       548,511            18%           907,958            15%
                                                       ------------                     ------------
Proceeds Available to the Company....................  $  2,455,739            82%      $  5,091,677            85%
                                                       ------------                     ------------
                                                       ------------                     ------------


    The Company will require approximately $2,600,000 to fully repay the Land Indebtedness. This indebtedness bears interest at an annual rate of 25% and matures in February and August, 1999. Amounts in excess of $2,600,000, including any proceeds received from exercise of the over-allotment option, will be allocated equally to repay indebtedness owed by the Company on the Heller Line and the Residential Line I.


    Draws on the Heller Line bear interest at a variable rate equal to the General Electric Capital Corporation Composite Commercial Paper Rate (as defined in the loan agreement) plus 3.75% per annum (9.4% as of June 30, 1997). Draws on the Heller Line which are outstanding on May 31, 1998 automatically convert to a term loan maturing on May 31, 1999. Draws under Residential Line I bear interest at a variable rate equal to prime plus 1.25% per annum (9.75% as of June 30, 1997). Residential Line I matures on March 14, 2001. As of the date of this Prospectus, a total of $5.8 million and $23.7 million was outstanding on the Heller Line and the Residential Line I, respectively. The Company is in compliance with the terms of the credit agreements governing this indebtedness. The Company may re-borrow amounts repaid under either line for general corporate purposes including land acquisition, land development, construction of homes and for working capital. See "Management's Discussion and Analysis and Results of Operations and Financial Condition--Financial Condition and Liquidity."

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company at June 30, 1997, and as adjusted to give effect to the sale of the Minimum Amount and the application of the net proceeds.



                                                                     AS OF JUNE 30, 1997
                                                               -------------------------------
                                                                              AS ADJUSTED
                                                                           (ASSUMING SALE OF
                                                                ACTUAL    THE MINIMUM AMOUNT)
                                                               ---------  --------------------
                                                                   (DOLLARS IN THOUSANDS)
Indebtedness:
  Debt due within one year...................................  $   8,899       $    8,999
  Debt due after one year (excluding Debentures).............  $  61,394       $   58,938
  Debentures.................................................     --           $    3,004
                                                               ---------          -------
  Total indebtedness.........................................  $  70,293       $   70,941
Total stockholder's equity...................................  $   9,795       $    9,795
                                                               ---------          -------
Total capitalization.........................................  $  80,088       $   80,736

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 has been derived from the Company's consolidated financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The selected consolidated financial data as of September 30, 1994, 1993 and 1992 and for each of the two years in the period ended September 30, 1993, has been derived from audited financial statements. The selected consolidated financial data for the nine months ended June 30, 1997 and 1996 are derived from unaudited financial statements but, in the opinion of management, includes adjustments, all of which are of a normal recurring nature, necessary for a fair presentation. The results of operations for the nine months ended June 30, 1997 may not be indicative of the results to be expected for the year ending September 30, 1997. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements, including the notes thereto, set forth elsewhere in this Prospectus.


                                            NINE MONTHS ENDED JUNE
                                                     30,                             YEAR ENDED SEPTEMBER 30,
                                            ----------------------  ----------------------------------------------------------
                                               1997        1996        1996        1995        1994        1993        1992
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                          (DOLLARS IN THOUSANDS)
SELECTED STATEMENT OF INCOME DATA:
  Revenues................................  $   51,608  $   34,991  $   65,117  $   44,349  $   32,886  $   24,896  $   35,011
  Cost of Sales...........................  $  (48,131) $  (31,299) $  (60,494) $  (40,067) $  (29,227) $  (19,674) $  (28,523)
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Gross Profit............................  $    3,477  $    3,692  $    4,623  $    4,282  $    3,659  $    5,222  $    6,488
  Operating Expenses......................  $   (1,902) $   (2,286) $   (2,838) $   (2,770) $   (2,490) $   (2,607) $   (4,473)
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before Investors Share of Income
    in Majority Owned Land Development and
    Housing Partnerships..................  $    1,575  $    1,406  $    1,785  $    1,512  $    1,169  $    2,615  $    2,015
  Investor's Share of Income in Majority
    Owned Land Development and Housing
    Partnerships..........................  $     (465) $     (375) $     (735) $      (70)     --          --          --
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before Income Taxes..............  $    1,110  $    1,031  $    1,050  $    1,442  $    1,169  $    2,615  $    2,015
  Income Taxes............................  $     (382) $     (401) $     (401) $     (577) $     (468) $   (1,046) $     (826)
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net Income..............................  $      728  $      630  $      649  $      865  $      701  $    1,569  $    1,189
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
OTHER DATA:
  Number of Homes and Lots Closed.........         310(4)        205        378        267         174         110         146
  Average Selling Price per Home..........  $      179  $      169  $      171  $      163  $      185  $      224  $      233
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Ratio of Earnings to Fixed Charges(1)...          (3)       1.06          (3)       1.14        2.45        7.28        5.48
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Ratio of Earnings to Adjusted Fixed
    Charges(2)............................        5.65       60.35       13.12       27.14       34.54       31.92       14.46
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------


------------------------------
(1) In calculating the ratio of earnings to fixed charges, earnings consist of income before minority interests, income tax and fixed charges, less capitalized interest, plus the interest component included in cost of sales. Fixed charges consist of interest expended and capitalized and amortization of debt service costs. The interest factor implicit in rent expense is not significant.

(2) Represents the ratio of the amount of fixed charges actually funded from the Company's earnings. In calculating this ratio, the amount of interest charges which are funded from the Company's various lines of credit through draws on these lines is excluded from fixed charges. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Liquidity and Capital Resources" below.


(3) Earnings were inadequate to cover fixed charges by approximately $209,000 for the year ended September 30, 1996 and by approximately $1,893,000 for the nine months ended June 30, 1997 respectively. See "Risk Factors--Substantial Leverage, Reliance on Financing and No Assurance of Availability of Credit" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(4) Includes the sale of 30 lots at an average price of $46,000 per lot.

                                 AS OF JUNE 30,                      AS OF SEPTEMBER 30,
                              --------------------  -----------------------------------------------------
SELECTED BALANCE SHEET DATA:    1997       1996       1996       1995       1994       1993       1992
                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Inventories...............  $  80,420  $  52,827  $  54,588  $  28,796  $  21,143  $  12,506  $   9,157
  Total Assets..............  $  94,819  $  60,615  $  69,931  $  34,365  $  26,779  $  21,216  $  15,310
  Debt Due after One Year...  $  61,394  $  40,139  $  37,692  $  16,507  $   7,250  $   7,196  $   3,323
  Total Liabilities.........  $  83,557  $  48,865  $  58,699  $  22,909  $  18,825  $  13,718  $   7,302
  Investor's Equity in
    Majority-Owned
    Projects(5).............  $   1,467  $   2,702  $   2,165  $   3,037  $     400     --         --
  Stockholders' Equity......  $   9,795  $   9,048  $   9,067  $   8,419  $   7,554  $   7,498  $   8,008

------------------------

(5) Represents the equity of investors in projects, a majority of which interests are owned by the Company.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following analysis of the Company's consolidated financial condition and results of operations as of September 30, 1995 and 1996, for the years ended September 30, 1994, 1995, and 1996 and for the nine months ended June 30, 1996 and 1997 should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, and other information presented elsewhere in this Prospectus.

GENERAL

    The Company generates revenue from the interrelated activities of land acquisition, development and homebuilding. The Company generally enters into a purchase agreement with a potential home buyer prior to commencing construction, except where the home is being constructed on a speculative basis or to be used as a model home. As of June 30, 1997, the Company had 430 homes built or under construction, 425 of which were under contract for sale. The number of homes under construction prior to execution of sales contracts tends to vary by season reflecting the fact that weather conditions in the Chicago and western Michigan markets necessitate starting foundation construction in the fall and early winter months prior to executing purchase agreements to ensure available inventory for winter sales and spring closings. The Company does not recognize a sale for accounting purposes until the sale of a home or lot is closed. The time period from execution of a purchase agreement to the closing of the sale of a home generally ranges from six to nine months. See "Business-Land Acquisition."

RESULTS OF OPERATIONS


    NINE MONTHS ENDED JUNE 30, 1997 AND 1996. Revenues from housing and land sales increased approximately $17.0 million or 49% for the nine months ended June 30, 1997, compared to an increase from approximately $34.5 million to approximately $51.5 million for the same period in 1996. The increase in revenue resulted from both an increase in the volume of homes and lots closed during the period and the sale of twenty-two model homes to Model Homes L.L.C. which produced approximately $4.6 million in additional revenue and resulted in a gain of approximately $766,000. See "Certain Transactions." During this time period, the Company closed on the sale of 280 homes and lots at an average selling price of $179,000 compared to 205 closings at an average selling price of $169,000 in the same period in 1996. The Company believes that the volume increase reflected an increase in demand for the Company's homes and lots and an increase in the number of housing starts. Further, although the Company increased the average selling price of a home by 5% on all its products, the increase was offset by a change in the mix of homes closed in 1997 (lower priced homes) compared to 1996. Finally, the average selling price of a home was positively impacted by sales of "higher priced" homes made to affiliates which sales averaged approximately $211,000 per home.


    Direct construction costs, including amortization of capitalized interest and real estate taxes, increased during the nine-month period ended June 30, 1997 from approximately $28 million to approximately $42 million as compared to the same period in 1996. The increase in these costs resulted mainly from increases in the number of homes constructed, sold and closed during the period as compared to the same period in 1996 and a corresponding increase in the expense incurred related to interest and real estate taxes previously capitalized. As a percentage of housing and land sales revenue, however, direct construction costs declined from 81.4% during the nine months ended June 30, 1996 to 80.9% during the nine months ended June 30, 1997. Other costs and expenses, however, increased from approximately $5.5 million for the nine months ended June 30, 1996 to approximately $8.3 million for the nine months ended June 30, 1997. The increase in these costs and expenses was due to the increase in the number of homes closed between the two periods which resulted in additional selling and general administrative costs. Income after adjusting for minority interests in company controlled land development and housing partnerships and income taxes increased from approximately $630,000 for the nine months ended June 30,

1996 to approximately $728,000 for the nine months ended June 30, 1997. Total earnings, which reflects net income before minority interests and income taxes adjusted for the amount of interest expense during the period, increased to $3,500,442 for the nine months ended June 30, 1997 from $2,380,808 for the nine months ended June 30, 1996. Total fixed charges which means all interest charges, whether expensed or capitalized also increased to $5,393,865 for the nine months ended June 30, 1997 from $2,241,106 for the nine months ended June 30, 1996. Of this amount, a total of approximately $4.7 million was funded from draws on the Company's lines of credit with the remaining amount being funded from the Company's earnings. The increase in fixed charges reflects the increase in the number of homes constructed and sold during the period, as well as increases in the Company's inventory of homes under construction, but whose sales are not closed. These charges are amortized at the time of closing. Earnings were inadequate to cover fixed charges for the nine months ended June 30, 1997 by approximately $1.89 million. Management believes that the Company has adequate capital to cover these fixed charges, since not all fixed charges require funding from earnings. In particular, a substantial portion of these fixed charges are funded through additional draws on the Company's lines of credit if permitted by the relevant loan agreement. See "Risk Factors--Substantial Leverage, Reliance on Financing and No Assurance of Availability of Credit." On an adjusted basis giving effect to fixed charges funded through draws on the Company's lines of credit, the Company's earnings exceeded these adjusted fixed charges by 5.65 times for the nine months ended June 30, 1997 and by 60.35 times for the nine months ended June 30, 1996.

    YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994. Revenue from housing and land sales for the fiscal years ended September 30, 1996, 1995 and 1994 was approximately $64.7 million, $43.4 million and $32.2 million, respectively. Total revenues were approximately $65.1 million, $44.3 million and $32.8 million, respectively, when adding in revenue from the Company's share of net income from minority owned land development housing partnerships, as well as management fees. The total number of homes sold and closed for the fiscal year ended September 30, 1996, 1995 and 1994 was 378 homes, 267 homes and lots and 174 homes, respectively. The Company believes that the increases in the volume of homes closed when comparing 1995 to 1994 and 1996 to 1995 was caused in part by increases in demand for new residential housing resulting from decreases in long-term mortgage interest rates, and in the case of 1995 compared to 1994, increases in the Company's inventory of land available for development which translated into the construction and sale of more homes in 1995. The average selling price of a home closed in 1996 also increased from $163,000 in 1995 to $171,000 in 1996. In contrast, the average selling price for a home closed during fiscal year 1995 decreased from $185,000 for fiscal year 1994 to $163,000. The Company believes that the increase in the average selling price of homes closed in 1996 when compared to 1995 resulted from changes in the mix of homes closed during 1996 (higher priced homes), which also accounted for the decline in average selling price during fiscal year 1995 when compared to fiscal year 1994 (lower priced homes).


    Direct construction costs, including amortization of capitalized interest and real estate taxes for the year ended September 30, 1996, 1995 and 1994 was approximately $53.7 million, $36.3 million and $26.3 million, respectively. The year-to-year increases were generally the result of increases in the number of homes constructed, sold and closed during 1995 when compared to 1994 and during 1996 when compared to 1995. As a percentage of housing and land sales revenue, direct construction and costs increased to 83.6% for fiscal year 1995 when compared to 81.6% for fiscal year 1994 and then declined to 83% for fiscal year ended 1996 when compared to fiscal year 1995. Other costs and expenses for the year ended September 1996, 1995 and 1994 were approximately $9.5 million, $6.5 million and $5.4 million, respectively. The increase in these expenses resulted mainly from an increase in the number of active projects, as well as increases in advertising costs associated with these projects. Net income was $648,627 in 1996 compared to $864,939 in 1995. Total earnings for the fiscal years ended September 30, 1996, 1995 and 1994 were $3,751,766, $2,171,289 and $1,889,538 respectively. Fixed charges for these periods were $3,960,336, $1,904,939 and $771,379. A total of approximately $3.6 million, $1.8 million and $717,000 was funded from draws on the Company's lines of credit with the remaining amount being funded by the Company from earnings. The increase in these charges from period to period reflects an increase in the inventory of homes under construction, but whose sales had not closed. For example, as of September 30, 1996, the Company had housing inventories of approximately $54.8 million compared to approximately $28.7 million as of September 30, 1995. Earnings were inadequate to cover fixed charges by approximately $209,000 for the fiscal year ended September 30, 1996, but exceeded fixed charges by 1.14 times and 2.45 times for the fiscal years ended September 30, 1995 and 1994, respectively. On an adjusted basis giving effect to fixed charges funded through draws on the Company's lines of credit as described above, the Company's earnings exceeded these adjusted fixed charges by 13.12, 27.13 and 34.54 times, respectively. See "Risk Factors--Substantial Leverage, Reliance on Financing and No Assurance of Availability of Credit."

LIQUIDITY AND CAPITAL RESOURCES

    The Company's cash and cash equivalents balance at June 30, 1997 and September 30, 1996 was approximately $1.1 million and $824,000, respectively. As described below, the increase in cash and cash equivalents was attributable to an increase in cash flow from financing activities of approximately $20.9 million and offset by net cash used in operating activities of approximately $20.6 million.


    The Company typically finances the acquisition of land parcels and the costs associated with initial development of the parcels (such as entitlement activities and construction of streets and sewers) by drawing on various acquisition and development lines of credit (the "A&D Lines"), including a $25 million line of credit from Residential Funding Corp. which can be used solely to fund acquisition and development activity, such as sewer and roadway construction (the "Residential Line II"). Under the agreements governing the A&D Lines, the Company may generally draw up to 75-80% of the value of the land and improvements (based on an as-built appraisal) to fund acquisition and development costs. Based on the outstanding balance of the A&D Lines at the end of each month, an interest charge is either paid by the Company if the particular loan does not have an interest reserve or is funded through an additional draw on the loan. As of June 30, 1997 and September 30, 1996, the Company had total indebtedness of approximately $24.3 million and $22.1 million, respectively, outstanding on its A&D Lines, including $10.9 million on the Residential Line II. As of these dates, the Company had funded interest charges of approximately $2.2 million and $1.9 million, respectively, associated with these lines, including $0.3 million and $0.5 million, respectively, on the Residential Line II, through additional draws on such line. Additional interest charges of approximately $619,000 associated with other A&D Lines that do not have interest reserves or permit additional draws to fund the interest and approximately $285,000 associated with corporate level debt were incurred and paid by the Company from earnings.



    Once construction of a home commences, the Company is able to draw on two lines of credit, a $25 million facility with Heller Financial (the "Heller Line") and a second line in the amount of $25 million from Residential Funding Corp. (the "Residential Line I," collectively with the "Residential Line II," the "Residential Lines") to finance the costs associated with constructing a home and preparing a lot for delivery and the home for sale to the end purchaser. As noted herein, the Company typically does not commence construction of a home until a buyer executes a purchase contract. See "Business--Inventory Management" above. As of June 30, 1997 and September 30, 1996, the Company had total indebtedness of approximately $38.1 million and $16.5 million, respectively, outstanding on these two lines and had incurred interest charges of approximately $2.5 million and $1.7 million associated with these lines, all of which were funded by additional draws allowable on these lines.



    The amount of indebtedness incurred with respect to any particular project is based on the purchase price of the land, the estimated costs of infrastructure activities and the costs of constructing and selling homes on the land. These estimated costs are based on, among other things, demand for housing in the Company's market areas which the Company then factors into its analysis of the number of homes that it believes may be constructed and the rate in which these homes may be sold to end-purchasers. However, from time to time the Company will sell improved lots without constructing a home thereon. See "Risk Factors--Substantial Leverage, Reliance on Financing and No Assurance of Availability of Credit" above.

    Upon closing of a home sale, the Company utilizes all of the net closing proceeds (including the Company's profit) from the sale of the home to reduce the indebtedness under the relevant A&D Line as well as the Heller Line or Residential Line I as the case may be. Thus, the amount of indebtedness outstanding on these lines fluctuates based on the number of parcels and homes under development or construction at any one time and the rate at which the Company closes on homes under contract for sale. During the fiscal year ended September 30, 1996 and the nine months ended June 30, 1997, the Company made principal reductions of approximately $59.8 million and $40.9 million, respectively, on these lines. As of September 30, 1997, the Company had approximately $6.5 million available for borrowing under its credit facilities. Draws on the Heller Line bear interest at a variable rate equal to the General Electric Capital Corporation Composite Commercial Paper Rate plus 3.75% per annum (9.4% as of June 30, 1997). Draws on the Heller Line which are outstanding on May 31, 1998 automatically convert to a term loan maturing on May 31, 1999. Draws under the Residential Lines bear interest at a variable rate equal to prime plus 1.25% per annum (9.75% as of June 30, 1997). Residential Line I matures on March 14, 2001. From time to time, the Company also incurs indebtedness secured by specific projects for specific acquisition and development activities. As of June 30, 1997, the Company had approximately $21.3 million of this indebtedness outstanding, all of which was secured by certain of the Company's assets. This indebtedness generally matures between 1997 and 2000 and bears interest at a rate of approximately 9.75% per annum as of June 30, 1997.



    Finally, the Company also generates additional working capital by selling, and then leasing back, certain of its model homes to Model Homes, L.L.C. ("Model Homes"), a company controlled by family members of certain of the Company's directors and shareholders. See "Certain Transactions." Under this arrangement, the Company sells certain of its model homes to Model Homes at a price equal to the appraised value of the completed home and then leases the completed home from Model Homes. As part of the sale, Model Homes typically assumes indebtedness secured by the particular model home. The net proceeds after debt assumption, typically 25% of the purchase price, are paid to the Company in cash (15%) and an interest bearing demand note. See "Certain Transactions." As of June 30, 1997, the Company had a $600,000 note from Model Homes in respect of these sales. This demand note bears interest at a rate of 10% per annum. The Company believes this arrangement allows it to increase its available capital by reducing the amount of capital committed to model homes which typically are the last homes sold at the Company's developments.



    The Company believes that the capital available under the lines of credit described above, project specific indebtedness and cashflow from the sale of model homes, internally generated funds and the proceeds from this offering, will be sufficient to meet the Company's reasonably anticipated needs for working capital and liquidity. If these amounts prove insufficient, however, the Company would likely have to raise additional capital (debt or equity or both) from third parties. There can be no assurance that additional capital, either in the form of equity or debt, will be available on terms and conditions acceptable to the Company, if at all. Further, any additional debt capital may rank senior in right of payment to the Debentures. The Indentures impose limitations on the Company's ability to declare and pay dividends or make other payments to the Parent. See "Description of Securities--Restrictive Covenants--Limitation on Restricted Payments;--Limitation on Transactions with Affiliates;--Limitation on Dividends and Other Payment Restrictions Affecting a Subsidiary."



    CASH FLOWS FROM OPERATING ACTIVITIES. The Company's operating activities utilized cash in both the year ended September 30, 1996 and the nine months ended June 30, 1997. The Company utilized approximately $29.5 million in cash in operating activities during the year ended September 30, 1996. This cash was used primarily to increase the Company's housing inventories (approximately $26 million) and to increase land held for future development (approximately $8.0 million) and was offset by an increase in the Company's accounts payable (approximately $4.0 million). Similarly, for the nine months ended June 30, 1997, the Company utilized approximately $20.6 million in cash from operating activities. This cash was utilized primarily to increase the Company's inventory of housing (approximately $26 million) and was offset by an increase in the Company's accounts payable (approximately $2.3 million). In each case, the increase in the Company's accounts payable reflects an increase in amounts owed to vendors and other subcontractors reflecting an increase in the number of homes being constructed by the Company.


    CASH FLOWS PROVIDED BY FINANCING ACTIVITIES. The Company's financing activities provided the bulk of the Company's cashflow in both the fiscal year ended September 30, 1996, as well as the nine months ended June 30, 1997. During the fiscal year ended September 30, 1996, net cash provided by financing activities was approximately $29 million comprised almost entirely of proceeds from development loans and other notes payable of approximately $99.5 million offset by repayments on development loans and other notes payable of approximately $68.8 million. For the nine months ended June 30, 1997, financing activities provided the Company with net cash of approximately $20.9 million comprised of the proceeds from development loans and other notes payable of approximately $93.4 million offset by repayments on development loans and other notes payable of approximately $71.3 million. The increase in borrowing activity in each time period reflects increases in the amount of funds necessary to finance the Company's construction and development activities as reflected by increases in the number of homes constructed and sold by the Company in each period when compared to the prior comparable period. These borrowings are typically repaid from the proceeds of housing or lot sales and then reborrowed by the Company to fund construction costs. Thus, borrowings on the Company's lines of credit (described above) fluctuate significantly based on the level of the Company's activities.

    CASH FLOWS FROM INVESTING ACTIVITIES. Net cash provided by or used for investing activities was not significant for the nine months ended June 30, 1997 or for the fiscal year ended September 30, 1996.


    INFLATION AND THE EFFECTS OF CHANGING PRICES. Real estate and residential housing prices are affected by inflation, which can cause increases in the price of land, raw materials and subcontracted labor. Historically, the Company has been able to increase the price of its housing products to cover these costs. Interest rate fluctuations also affect gross profit margins by increasing or decreasing financing costs for land, construction and operations. The Company believes that product demand and sales are impacted by mortgage interest rates. The Company benefited from low mortgage interest rates from 1994 through early 1995 and then again from mid-year 1995 through 1997. If rates increase potential customers may be discouraged from purchasing a home due to the increased cost, decrease in buying power and possible difficulty in qualifying for a mortgage. Seasonality is generally not a significant factor in the Company's operations, in part because homes can be constructed and sold year-round, particularly in the Phoenix Area.

                                    BUSINESS


    The Company is a fully integrated land development and homebuilding company operating in the Chicago, Phoenix and western Michigan markets and since 1982 has developed over 7,300 lots and has built and closed over 6,100 homes. The Company acquires undeveloped land and develops it into finished lots for residential subdivisions and periodically options or purchases finished lots from third parties primarily for the construction and sale of homes. The Company maintains an inventory of potential home sites (lots) by controlling undeveloped and developed land through the use of the Acquisition Agreements. The Company believes that this strategy allows it to control sites for future development and at the same time maximize the use of its available capital. See "--Land Acquisition" below. For the nine months ended June 30, 1997, the Company closed on the sale of 280 homes and lots generating approximately $51.6 million in revenue from housing and land sales as compared to 205 homes and lots generating approximately $35.0 million in revenue from housing and land sales for the nine months ended June 30, 1996. As of June 30, 1997, the Company had contracts to sell an additional 425 homes and a current inventory of 739 lots on which the Company anticipates developing and selling 739 homes. Additionally, as of the date of this Prospectus the Company controlled, through Acquisition Agreements seven parcels of land on which it had completed its due diligence for future development of homes. See "Land Acquisition" below.



    Prices for the Company's homes (including the lot) range from $110,000 to $400,000 per home. During the first nine months of fiscal 1997, the average price for a home sold by the Company was approximately $179,000. The Company markets its products to entry level, first and second move-up, and empty-nest buyers by emphasizing the community atmosphere of its residential subdivisions, as well as those characteristics that the Company believes its homes possess: desirable designs, quality construction, and competitive prices.


    The table below summarizes the number of closings for the last three fiscal years and the interim periods indicated:


                                                              NINE MONTHS ENDED
                                                                   JUNE 30,           YEAR ENDED SEPTEMBER 30,
                                                             --------------------  -------------------------------
                                                               1997       1996       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSAND)
Homes and Lots Closed......................................      310(1)       205        378        267        174

Average Selling Price of Homes.............................  $     179  $     169  $     171  $     163  $     185

Total Dollar Volume of Closed Homes........................  $  50,192  $  34,567  $  64,749  $  43,448  $  32,231


------------------------------
(1) Includes the sale of 30 lots at an average price of $46,000 per lot.


    United, which is an Illinois corporation, was formed in 1994 when the Parent transferred ownership of the Subsidiaries to United in return for all of the outstanding stock of United. United and the Subsidiaries own controlling general partner and limited partner interests in the Williams Glen Limited Partnership, The Hidden Springs Real Estate Limited Partnership, United/RBG XII L.P. and the United Lindsay East Valley Limited Partnership. United also has a non-controlling interest in the United Development Bristolwood Limited Partnership. United's principal place of business is located at 2100 Golf Road, Suite 110, Rolling Meadows, Illinois 60008, and its telephone number is (847) 427-2450.


OPERATING STRATEGY

    The Company seeks to locate and control property for development while minimizing the amount of direct capital investment. The Company seeks to minimize its financial exposure by carefully monitoring and controlling the costs of designing, building and selling its homes and by carefully managing its inventory of undeveloped land, developed lots and unsold homes. The Company attempts to achieve this goal by maintaining its inventory of homesites, lots, undeveloped and developed land by using Acquisition

Agreements. Generally, the Company attempts to develop homes in areas with limited competition and before purchasing any property employs an independent marketing consultant to analyze the real estate market in which the property is located. The Company seeks to control construction costs by requiring firm bids from its subcontractors and approval of all payments and change orders by the Company's construction supervisor.

    The Company's product mix includes both single family and multifamily home designs. The Company uses competitive market analysis, focus groups and research in an effort to define and develop each product line to suit the needs of each particular market. Each home design is periodically updated in order to reflect changing market and customer needs and demand.


    The Company sells its homes through commissioned employees who work from sales offices located at each project or, in certain cases, outside brokers. The Company markets its homes through a combination of newspaper, radio and television advertisements, direct mail, directional signage, special promotions, the Internet and referrals both from homebuyers and brokers. The Company has developed uniform corporate brochures and promotional pieces to create cost efficiencies and to promote uniformity in the use of the Company's name, identity and vision.



    The Company monitors customer satisfaction through an annual survey conducted by independent third parties, through post-closing customer satisfaction surveys and through sample surveys of individuals who did not purchase a home from the Company.


MARKETS/PRODUCT


    CHICAGO METROPOLITAN AREA. The Company believes that the Chicago metropolitan area which essentially consists of Cook, DuPage, Lake, McHenry, Will and Kane counties (the "Chicago Area") offers significant opportunities for expansion. The economy in this area has exhibited growth in recent years due in part to the diversification of employment opportunities which has led to an increase in employment, population and housing starts. According to the U.S. Department of Commerce, annual building permits issued for single-family residential units in the Chicago Area have increased from approximately 17,726 in 1991 to approximately 24,597 in 1996.


    The Chicago Area was ranked 88th in the nation by the National Association of Homebuilders ("NAHB") in population growth during the time period 1986-1995. According to Claritas Inc., the population of the Chicago Area is projected to grow to approximately 7,769,033, up from the 1990 census figures of approximately 7,410,858 and is projected to rise to approximately 7,995,867 people by 2002. The unemployment rate in the Chicago CMSA (which includes the Chicago Area plus the Gary Indiana; Kankakee, Illinois; and Kenosha, Wisconsin PMSA's) has declined from 5.0% in December, 1995 to 4.4% as of December, 1996. From 1990-1996, approximately 260,600 new jobs were created in the Chicago Area with projected increases of approximately 62,000 new jobs in 1997. The median annual household income of the Chicago Area is estimated at approximately $45,792 for 1997 and approximately 33% of the population is between the ages of 25 and 44, which the Company believes are favorable indicators of a good supply of potential customers in various stages of the home buying cycle.


    United's subsidiary, United Homes of Illinois, Inc. was ranked among the top twenty homebuilders for calendar year 1996 and the first half of calendar year 1997. For the first nine months ended June 30, 1997 the Company sold 372 homes, including lot sales, in the Chicago Area and is currently constructing homes in Antioch, Algonquin, Crystal Lake, Cary, Vernon Hills, Waukegan, Darien, and Tinley Park. Prices for the Company's Chicago Area homes range from $110,000 to $400,000. Of these sales, a total of 41 homes and 30 lots were closed during the time period.


    PHOENIX. The Company believes that the City of Phoenix and the surrounding metropolitan area (the "Phoenix Area") offers significant growth opportunities. The Phoenix Area economy has exhibited growth in recent years due in part to the high technology industry which has led to an increase in employment, population and housing starts. Annual building permits issued for single-family residential units in the Phoenix MSA have increased from approximately 10,909 in 1990 to approximately 28,583 in the Phoenix-Mesa MSA in 1995.

    The Phoenix Area was ranked 12th in the nation by the NAHB in population growth during the time period 1986-1995. According to Claritas, Inc., the population of the Phoenix Area is projected to grow to approximately 2,815,051, up from the 1990 census figures of approximately 2,238,480 and is projected to rise to approximately 3,232,179 by 2002. The unemployment rate in the Phoenix-Mesa MSA (which includes Maricopa and Pinal counties) has declined from 4.8% in 1993 to 3.1% as of December, 1996. From 1990-1996 approximately 300,000 new jobs were created in the Phoenix Area. The median annual household income of the Phoenix Area is approximately $37,583 and approximately 32% of the population is between the ages of 25 and 44, which the Company believes will assure a good supply of potential customers in various stages of the home buying cycle.

    United's subsidiary, United Homes, Inc., an Arizona corporation, has operated in the Phoenix Area since 1984. For the first nine months ended June 30, 1997 the Company sold 72 homes in the Phoenix Area. Prices for the Company's homes in this market range from $110,000 to $400,000.

    WESTERN MICHIGAN The Company conducts its homebuilding operations in Western Michigan primarily in a 60 mile radius of Grand Rapids, Michigan which includes Holland and Kalamazoo Michigan (the "Grand Rapids Area"). The Company believes the Grand Rapids MSA (comprised of Grand Rapids, Holland and Muskegon) offers opportunities for expansion. United believes that the Grand Rapids Area economy has exhibited growth in recent years due in part to the continued expansion and addition of New York Stock Exchange listed businesses located within the area/region and continued recognition by these businesses of a skilled workforce which has led to an increase in employment, population and housing starts. Annual building permits issued for single-family residential units in the Grand Rapids MSA have increased from approximately 3,957 in 1990 to approximately 6,117 in 1996.

    The Grand Rapids Area was ranked 54th in the nation by the NAHB for population growth during the time period 1986-1995. According to the U.S. Census Bureau the 1996 population of the Grand Rapids MSA was approximately 1,015,099, up from the 1990 census figures of approximately 941,776 and is projected to increase to approximately 1,052,300 by 2000. The unemployment rate in the Grand Rapids Area has declined from 6.2% in 1990 to 3.4% as of December 1996. Approximately 72,000 new jobs were created in the Grand Rapids Area between 1990 and 1996. The median annual household income of the Grand Rapids Area is projected to be approximately $47,400 in 1997 and approximately 33% of the population is between the ages of 25 and 44, which the Company believes are favorable indicators of a good supply of potential customers in various stages of the home buying cycle.

    United's subsidiary, United Homes of Michigan, Inc., is the second largest homebuilder in the Grand Rapids Area based on homes closed. United Homes of Michigan, Inc. is currently exploring expanding its operations into Lansing, Ann Arbor and Detroit, Michigan, as well as Indianapolis, Indiana. The Company generally sells single family homes to move-up buyers with prices generally averaging $154,000 in this market which is below the market average of $165,000. For the first nine months ended June 30, 1997, the Company sold 66 homes in the Grand Rapids Area.

LAND ACQUISITION

    A significant factor influencing the Company's results of operation and financial condition is its ability to acquire land for future home sites on acceptable terms and conditions. The Company has developed procedures for, and employs management specialized in, site acquisition and development. The Company attempts to develop homes in areas with limited competition and before entering into an acquisition arrangement generally employs an independent marketing consultant to perform a market analysis.

    The Company attempts to minimize the amount of capital invested in undeveloped land by entering into agreements containing contingencies allowing the Company extended periods of time to conduct its due diligence review prior to the actual purchase of the land. The Company uses this review period to obtain necessary development approvals from government units and to evaluate the feasibility and profitability of the project. The Company also investigates other factors affecting the feasibility of the project, including:

   --      topography                                 --      archeological site status
   --      geology, soils and grading                 --      regulatory processing and approval
                                                               schedule
   --      traffic, transportation and access         --      financing alternatives
   --      market research                            --      hazards, including noise and pollution
   --      environmental issues                       --      economic feasibility

    Occasionally, the Company acquires control of land through joint ventures and other contractual relationships with third-party landowners. Under these arrangements, the Company generally is employed as an agent to zone and develop the property and build and sell homes for the ventures. The Company is typically required to meet certain criteria relating to cost control and absorption rates. The landowner generally subordinates his or her interest in the land to a mortgage securing the development financing typically provided by a third party. As lots are sold, the landowner shares in the profits on the finished lots. This approach allows the landowner to maximize the profit to be made on the sale of the land and enables the Company to control a site which it might not otherwise have been able to control. The arrangement also enables the Company to participate in the lot profit, while retaining the profit from the construction of the homes on the site. Affiliates of the Company may be participants in these arrangements. See "Certain Transactions."

    Periodically, the Company uses Acquisition Agreements to control finished lots developed by third parties. The Company believes that this approach allows it to control and market a large number of finished lots with minimal capital investment and limited development risk. Generally, under these agreements, the Company can continue to control these finished lots as long as the Company purchases a specified number of lots within a predetermined time period. The Company attempts to ultimately build its homes on lots developed by the Company, although the Company occasionally builds homes on lots developed by third parties. During the fiscal year ended September 30, 1996, approximately 80% of the homes sold by the Company were built on lots developed by the Company. This falls within the Company's goal of 70-85% which was set at that level since homes built on land developed by third parties result in lower profit margins to the Company.


    As of the date of this Prospectus, the Company controlled, through Acquisition Agreements, seven parcels of land for future development of homes. The acquisition of any particular parcel is subject to numerous conditions such as receipt by the Company of satisfactory environmental reports, engineering studies, surveys, favorable zoning determinations and acceptable financing. Below is a summary of the principal terms and conditions of these agreements. There can be no assurance that the Company will complete the acquisitions on the terms and conditions set forth below, if at all.



    1. GREGG'S LANDING: Contract to purchase approximately ten acres in Vernon Hills, Illinois for approximately $2.5 million from an unaffiliated third party. The Company must exercise its right of purchase no later than 30 days after the developer receives final water permits. Purchase of the parcel is contingent on the Company obtaining zoning and other governmental approvals to permit the development of 45 units.



    2. ANTIOCH: Contract to purchase 162 acres in Antioch, Illinois for approximately $3.7 million from an unaffiliated third party. The Company must exercise its right of purchase no later than November 1998.

Purchase of the parcel is contingent on the Company obtaining zoning and other governmental approvals to permit the development of 280 units.



    3. DARIEN: Contract to purchase 16 acres in Darien, Illinois for approximately $2.2 million from an unaffiliated third party. The Company must exercise its option to purchase the property by April 30, 1998. Purchase of the parcel is contingent on the Company obtaining zoning and other governmental approvals to permit the development of 78 units.



    4. ROSS: Contract to purchase 86 acres in unincorporated Lake County, Illinois for approximately $1.5 million from an unaffiliated third party. The Company must exercise its option to purchase the property no later than April 1998. Purchase of the parcel is contingent on the Company obtaining zoning and other governmental approvals to permit the development of 63 units.



    5. SIERRA VISTA: Contract to purchase 120 acres in Sierra Vista, Arizona for approximately $1.4 million from an unaffiliated third party. The Company must exercise its option to purchase the property by November 30, 1997. Purchase of the parcel is contingent on the Company obtaining zoning and other governmental approvals to permit the development of 90 units.



    6. CLARENDON HILLS: Contract to purchase 6.8 acres in Clarendon Hills, Illinois for approximately $650,000 from an unaffiliated third party. The Company must exercise its right to purchase no later than December 31, 1997. Purchase of the parcel is contingent on the Company obtaining zoning and other governmental approvals to permit the development of 33 units.



    7. BAYBERRY (GREENBROOKE): Contract to purchase ten acres in Wyoming, Michigan for approximately $230,000 from an affiliated third party. The Company must exercise its right to purchase no later than December 1998. Purchase of the parcel is contingent on the Company obtaining zoning and other governmental approvals to permit development of 52 units. See "Certain Transactions."


    The following table summarizes the Company's inventory of homes sold, but not yet closed, the current lot inventory, lots available for future development and completed homes as of June 30, 1997:


                                                                                   LOTS AVAILABLE
                                                                   CURRENT LOT       FOR FUTURE       COMPLETED
                                 HOMES SOLD BUT NOT CLOSED(1)     INVENTORY(2)     DEVELOPMENT(3)     HOMES(4)      TOTAL
                                -------------------------------  ---------------  -----------------  -----------  ---------
ILLINOIS......................                   280                      381             3,076           5,622       9,034
MICHIGAN......................                    84                      168               148             278         977
ARIZONA.......................                    61                      190                90             246         613
                                                 ---                      ---             -----           -----   ---------
TOTAL.........................                   425                      739             3,314           6,146      10,624


------------------------------
(1) Represent homes subject to a purchase agreement which have not yet closed (sales backlog). Revenue is not recognized until the time of closing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Represents lots owned by the Company that are available for home construction which have not been sold. The Company typically constructs and sells one home on a lot.


(3) Represents undeveloped land that the Company either owns or controls through Acquisition Agreements. There can be no assurance that the Company will actually develop the number of lots set forth in this chart. In addition, as noted herein there can be no assurance that the Company will purchase the land controlled through Acquisition Agreements.


(4) Represents homes that have been closed by the Company and the Parent since the Parent's inception.

LAND DEVELOPMENT

    Land development consists principally of two activities: (i) obtaining necessary governmental approvals, including zoning, density and plat approvals; and (ii) preparing the land for construction of homes, including grading, installing streets, curbs, sewers, utilities and land clearing. The Company engages engineers to prepare plat drawings and architects to prepare home plans and, along with employees of the Company, to pursue the necessary governmental approvals. Once the required preliminary approvals are obtained, the Company retains subcontractors to perform the land improvements. The Company may begin land development prior to obtaining final plat approval. Additionally, the Company may obtain final plat approval for only a portion of a given project and develop the project in phases. Once these initial activities are complete, the site is ready for home construction.

    Once the Company acquires control of undeveloped land, it commences the process of obtaining zoning and other government approvals necessary for the proposed development. This process is generally completed in one to three years. During this phase, the Company estimates the cost of developing the entire parcel to determine whether finished lots can be profitably sold and updates its market studies to determine both the level of competition from other land developers and builders and projected lot absorption rates. Further, the Company determines the availability of utilities, surveys, tests soil conditions on the site and performs the required environmental reviews. Upon receipt of final governmental approvals, the Company will usually complete its purchase of the land and begin site development. If at any time during the zoning and approval process, however, it appears that development costs will be too great for the market, or that the approval process is not progressing satisfactorily, the Company will cease the zoning and approval process and sell or abandon its interest in the land. The Company may, nevertheless, incur pre-development costs ranging from approximately $50,000 to $250,000 per parcel during the approval process prior to determining whether it can, or will develop the land. The Company has generally been successful in obtaining the necessary zoning and governmental approvals.

    During the site development stage, the land is developed into finished lots. This process generally involves, among other things, grading the land and installing sanitary and storm sewers, water mains, curbs, gutters and streets. The Company believes that creating a successful subdivision distinguishable from that of its competitors requires creating a distinctive neighborhood environment which fosters a sense of community. The Company focuses on a number of factors in an effort to create this feeling: a street and lot configuration that it believes arrives at the best balance of installation and construction costs and the esthetics of the subdivision; the location, design, landscaping and creation of the entrance; and the creation of common amenities, such as children's play areas, tennis courts, swimming pools, basketball courts, gazebos and community open spaces, such as hiking trails.

HOME DESIGN AND CONSTRUCTION

    The Company builds its homes from a variety of standard plans designed by national and local architectural firms. These standard plans allow for moderate customizing by the customer and are reviewed on a regular basis to ensure desirability, practicality and competitive edge. Additional input on new home designs is provided by focus groups consisting of individuals who have purchased homes in the last six months in approximately the same price range as that of the new designs. In addition, the Company utilizes a number of marketing consultants in cities across the United States having similar climate and housing construction techniques. The Company periodically consults with these marketing consultants to determine the type of houses being sold in other markets. The Company also sends employees to study new home ideas in other market areas usually two or three times a year.

    The Company acts as its own general contractor at each project but, except for employing field supervisors, does not employ construction or trade personnel. Subcontractors are selected through a competitive bidding process which the Company believes limits its financial exposure. The Company seeks to control construction costs by requiring a construction supervisor, employed by the Company, to approve all payments and change orders.

    The purchase price for a standard house ranges from approximately $110,000 to $400,000 per home with the average selling price of a home being approximately $179,000 with square footage ranging from 900 to 3800 square feet of finished space. Included within the purchase price of each home is a one/two year construction warranty and a ten year structural warranty which the Company purchases from Home Warranty Corporation, an entity unaffiliated with the Company. Purchasers can select from various base floor plan and elevation combinations, as well as customize their homes with a selection of changes, features and upgrades. Some typical features of the Company's floor plans, depending on the development, are:


    - vaulted or higher-than-average ceilings and large decorative windows to admit natural light;

    - two story entries which offer a sight line through the house; incorporation of columns, arches, bridges, niches and wall cutouts, formal and informal stairways and other design features;

    -    basements, most with windows or outside entries;

    -    two and three car garages.

    In addition, purchasers can choose, at additional cost, optional amenities such as different front elevations for the house, bay windows, decks, cabinets, upgraded carpets and floor coverings, fireplaces, lighting fixtures, appliances and hardware. To insure proper communication between the customer and the construction supervisors, as well as to minimize costs associated with revisions, the Company conducts two "walk throughs": the first before the drywall is installed so as to easily allow any modifications necessary and the second immediately prior to closing.

CUSTOMER SERVICE

    The Company places tremendous emphasis on providing a high level of customer service. The Company attempts to maintain personal contact with its customers from their first meeting with the sales representative, through the construction process and after the closing. This relationship begins when the customer first visits one of the Company's model homes and selects a house plan. The Company emphasizes customer service by making it a topic at meetings with the construction, sales, and marketing personnel, as well as by making it an important part of the annual sales training program in which all the sales representatives participate. The Company's sales representatives service the customers' needs until the customers' final plans have been approved for construction. Once approval for construction has been obtained, a construction coordinator is assigned to the customer. The construction coordinators are responsible for addressing any of the customers' concerns, changes, service and warranty work and are available to talk with customers at any time during the Company's normal business hours.

    The Company has also developed a system to educate its customers on the process of building a home. This system is designed to establish the sequence and timing of events during the process of building and servicing a customer's home. The Company monitors these procedures on a weekly basis, and customers are automatically sent progress letters at various points during the process.

COST CONTROL

    The Company seeks to control costs at each phase of the development. To control construction costs, the Company seeks to achieve the most efficient design for each home product. After completing the schematic plan of a home, the Company's construction department and the purchasing department review the plan to ensure the home is designed to minimize both labor and material costs. The sales department also reviews the plan to ensure that amenities designed into the home will create value for the home buyer. The plan is then sent to an outside structural engineer who reviews the structural integrity of the plan and makes recommendations where necessary. Additionally, the plan is sent to a truss manufacturer, electrical consultant and a cabinet maker for additional input and recommendations. The Company then reviews these recommendations and, if appropriate, incorporates them into the final plan. Along with the design department, the construction and purchasing departments also review the final plan and officially approve it for use by the Company. The purchasing and construction departments may seek input from suppliers and subcontractors on ways to improve on the design of the home. Once the plan is completed, the purchasing and construction departments seek bids from local subcontractors and suppliers, although the Company has arranged and is continually attempting to increase direct purchase relationships with national vendors in order to provide certain items at a lower price.

    Once the home plans are completed, they are sent to the estimating department, which, using a computerized estimating system, determines the exact quantities and cost of materials needed to build the home. This estimated cost is then verified with individual cost quotes or bids from each subcontractor or supplier. A detailed budget for the home is then input into a computerized purchase order system which enables the Company to monitor all of its costs and variances from the original budget. Variances from the original budget for the home are generally recorded and input into the system as they occur. This allows the Company to view on a daily basis any variance on homes under construction. Management of the Company normally meets weekly to review variances to determine the cause and to establish procedures to eliminate them in the future.

    The Company also uses its management information system to monitor and trigger payments to its suppliers and subcontractors. Unless there is an approved variance purchase order or approved change order that has been entered into the system, only originally budgeted amounts are paid to the suppliers and subcontractors. By using this system over a period of time, the Company believes it can determine the most cost efficient way for it to produce its homes. The Company also monitors its gross margin on each home at four different points in order to determine how the actual margin compares to the budget: (i) when the purchase agreement is signed by the Company; (ii) after the budget is placed in the computerized purchase order system; (iii) when the sale closes; and (iv) approximately forty-five days after the sale closes and all outstanding invoices have been reviewed and entered into the purchase order system.

INVENTORY MANAGEMENT

    The Company believes that most of the risk in the homebuilding industry is related to excessive inventory, including undeveloped land, finished lots and completed but unsold homes. The Company attempts to reduce the amount of capital committed to land by continuously monitoring its undeveloped and finished lot inventory. The Company seeks to purchase land through Acquisition Agreements, which the Company believes reduce the amount of capital invested at any one time and permit the Company to terminate or postpone the ultimate purchase of land that it does not need. The Company attempts to limit its exposure to an excess inventory of completed houses by: (i) generally not starting construction of a home until execution of a purchase agreement, receipt of satisfactory earnest money, receipt by the home buyer of a preliminary mortgage commitment and removal of all contingencies; and (ii) controlling the number of finished homes held as speculation homes on a project-by-project basis and monitoring weekly the sales progress of each subdivision.

    As of June 30, 1997, the Company had 430 homes built or under construction to be sold or held as inventory and located in seventeen different subdivisions and in various stages of the construction process. A total of 425 of these homes were under contract to be sold. The Company rarely holds houses in inventory after completing construction, with the exception of model homes which are typically sold to Model Homes and then leased back. Homes in inventory not subject to a purchase contract are generally marketed to transferee home buyers or buyers who can not wait for the construction cycle to be completed. Transferee buyers have traditionally represented a small portion of the Company's sales. A transferee buyer typically requires delivery of a new house within 30 to 60 days. The number of homes held in inventory will vary seasonally and with changes in the local and national economy.

COMPETITION

    The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials and skilled labor. The Company competes for residential sales with other homebuilders, resales of existing homes, available rental housing, and, to a lesser extent, resales of condominiums. The Company's competitors include a large number of national and regional homebuilding companies (Chicago and Phoenix markets) and small local homebuilding companies (in all of the Company's markets), some of which may have greater financial resources, easier access to working capital or lower capital costs than the Company.

EMPLOYEES

    As of June 30, 1997, the Company employed 130 full-time employees, including, executive and office personnel as well as, construction superintendents. The Company's employees are not covered by a collective bargaining agreement and the Company believes its relations with its employees are good.

GOVERNMENTAL REGULATION

    The Company's business is subject to regulation by a variety of state and federal laws and regulations relating to, among other things, advertising, collection of state sales and use taxes and product safety. The Company's development activities are also affected by local zoning ordinances, building codes and other municipal laws as well as federal, state and municipal environmental and conservation laws. While the Company believes it is presently in material compliance with these regulations, in the event that it should be determined that the Company is not in compliance with all such laws and regulations, the Company could become subject to cease and desist orders, injunctive proceedings, civil fines and other penalties.

ENVIRONMENTAL AND LEGAL PROCEEDINGS

    The Company currently is not subject to any environmental litigation or administrative proceedings. The Company is not currently involved in any legal proceedings other than those arising in the ordinary course of business.

    The Company believes that its potential liability for environmental concerns can arise in one of two contexts: (i) liability could arise with respect to substances that are in, under or on land which the Company intends to acquire; or (ii) liability could arise in connection with how the Company intends to develop the land. With respect to a substance in, under or on land for which the Company could face environmental liability, the Company performs a Phase I environmental audit prior to acquiring the land. If the audit uncovers any environmental hazards on the land, the Company would not exercise the option unless the hazard could be corrected at a reasonable cost. With respect to liabilities in connection with a planned development, the Company obtains the federal and state permits necessary for building and development before it exercises the options. If a planned development is not permissible under environmental laws, the Company will not exercise the option.

                                   MANAGEMENT

    The current executive officers, directors and managers of United are as follows:

NAME                                                              AGE                          TITLE
------------------------------------------------------------      ---      ----------------------------------------------
Virgil W. Owings............................................          62   Chairman of the Board
Edward F. Havlik............................................          53   President and Director
Laurie H. Bulson............................................          29   Vice President and Director
Timothy S. Owings...........................................          36   Vice President and Director
William J. Crock, Jr........................................          49   Executive Vice President, Chief Financial
                                                                           Officer, Secretary/Treasurer
David L. Feltman............................................          37   Vice President/General Counsel

    VIRGIL OWINGS, CHAIRMAN OF THE BOARD OF DIRECTORS. Mr. Owings has served as the Chief Executive Officer of the Parent since 1982 and as United's Chairman of the Board since its inception in 1994. Prior thereto, Mr. Owings was Chief Financial Officer of Urban Investment Company. He holds a B.S. degree from the University of Missouri and an MBA from the University of Chicago and is a C.P.A. Mr. Owings is the father of Timothy Owings.

    EDWARD F. HAVLIK, PRESIDENT AND DIRECTOR. Mr. Havlik has served as the Chairman of the Board of the Parent since 1982 and as United's President since its inception in 1994. Mr. Havlik has more than twenty-three years of experience building and developing homes with an emphasis on marketing, forward planning and negotiations. Mr. Havlik holds a B.A. in marketing from Northern Michigan University and an honorary Doctor of Letters from Jordan College. Mr. Havlik is scheduled to become President of the Illinois Homebuilders Association in 1998. Mr. Havlik is the father of Laurie Bulson.

    LAURIE H. BULSON, VICE PRESIDENT AND DIRECTOR. Ms. Bulson has been employed by the Company or its Parent since 1988. In addition to her current responsibilities, she has also served as Director of Sales and Marketing for United Homes Michigan, Inc. and Vice President of Marketing of United Homes of Illinois, Inc. Ms. Bulson has a B.S. degree in Business and Marketing from Indiana University. Ms. Bulson is the daughter of Mr. Havlik.

    TIM S. OWINGS, VICE PRESIDENT AND DIRECTOR, PRESIDENT UNITED HOMES, INC., AN ARIZONA CORPORATION. Mr. Owings has been employed by the Company or its Parent since 1984. Prior thereto, he was Director of Research for Home Data Corporation, Chicago. Mr. Owings is President of United Homes, Inc., an Arizona corporation and has a degree in Business Administration/Marketing from Western Illinois University and is a licensed Real Estate Broker in Arizona. Mr. Owings is the son of Virgil Owings.

    WILLIAM J. CROCK, JR., EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER. Mr. Crock has served as Chief Financial Officer of United and its Parent since 1990. Prior thereto, he was Chief Lending Officer of Skokie Federal Savings and Loan from 1986 to 1990, Vice President of Finance for Joseph Freed & Associates from 1983 to 1986 and an audit manager for Touche Ross & Company from 1969 to 1983. Mr. Crock has a B.S. from Bradley University, Peoria, Illinois and is a C.P.A.

    DAVID L. FELTMAN, VICE PRESIDENT/GENERAL COUNSEL. Mr. Feltman joined United in 1996. From 1988 to 1989 Mr. Feltman was associated with, and from 1990 to 1995 a partner with, Shefsky & Froelich Ltd. practicing in the Real Estate Department. In 1981 he received a B.S. in Accounting, and in 1984 he received a J.D. degree, both from the University of Illinois. Mr. Feltman is also a C.P.A.

    In addition, the following are the chief officers of the Subsidiaries:

    BRUCE C. BROWN, PRESIDENT, UNITED HOMES OF MICHIGAN, INC. Mr. Brown has been with United Homes of Michigan, Inc. since 1986. Prior to that he was President and Chief Executive Officer of Square Real Estate, Inc. in Grand Rapids. Mr. Brown has served as City Manager, Kalamazoo, Michigan and Director of Planning/Economic Development, Indianapolis, Indiana. Mr. Brown holds B.S. and M.B.A. degrees from Michigan State University and is a licensed real estate broker in the State of Michigan.

    NEVILLE ALPERSTEIN, PRESIDENT OF UNITED HOMES OF ILLINOIS, INC. Mr. Alperstein joined United Homes of Illinois, Inc. in 1996. Prior to that, he spent over fifteen years with Pulte Home Corporation. Mr. Alperstein holds a B.S. in Construction Engineering as well as an M.B.A. from the University of Michigan.

    The officers of the Company are elected annually and serve at the discretion of the Board of Directors. None of the Company's officers is employed pursuant to a written employment contract.

SUMMARY COMPENSATION TABLE

    The following table sets forth information with respect to those persons who: (i) served as the chief executive officer of United during the fiscal year ended September 30, 1997; and (ii) were the most highly compensated executive officers of United at September 30, 1997, whose total annual salary and bonus exceeded $100,000 for the year.

                                                                                                              LONG-TERM
                                                                                                            COMPENSATION
                                                                                                           ---------------
                                                                                                               AWARDS
                                                                                                           ---------------
                                                               ANNUAL COMPENSATION
                                         ----------------------------------------------------------------        (G)
                                                                                                (F)          SECURITIES
                                                                            (E)             RESTRICTED       UNDERLYING
            (A)                  (B)        (C)          (D)           OTHER ANNUAL            STOCK          OPTIONS/
NAME AND PRINCIPAL POSITION     YEAR     SALARY($)    BONUS($)        COMPENSATION($)         AWARDS           SARS(#)
----------------------------  ---------  ---------  -------------  ---------------------  ---------------  ---------------
Virgil W. Owings ...........       1997    325,000    -- -- --              --               -- -- --         -- -- --
 Chairman                          1996    325,000                          --
                                   1995    325,000                          --

Edward F. Havlik ...........       1997    368,750    -- -- --              --               -- -- --         -- -- --
 President                         1996    325,000                          --
                                   1995    325,000                          --

Neville Alperstein .........       1997   146,616        --                 --                  --               --
 President of United Homes         1996     --           --                 --                  --               --
 of Illinois, Inc.                 1995     --           --                 --                  --               --

William J. Crock, Jr. ......       1997    125,000    -- -- --              --               -- -- --         -- -- --
 Executive Vice President          1996    125,000                          --
                                   1995    117,000                          --

David L. Feltman ...........       1997   125,000        --                 --                  --               --
 Vice President General            1996     --           --                 --                  --               --
 Counsel                           1995     --           --                 --                  --               --

Bruce C. Brown .............       1997    120,000       --                 --                  --               --
 President United Homes of         1996    120,000       --                 --                  --               --
 Michigan, Inc.                    1995    120,000       --                 --                  --               --

Timothy S. Owings ..........       1997    100,000    -- -- --              --               -- -- --         -- -- --
 Vice President                    1996    100,000                          --
                                   1995    100,000                          --


                                            PAYOUTS
                              ------------------------------------

                                    (H)                (I)
            (A)                    LTIP             ALL OTHER
NAME AND PRINCIPAL POSITION     PAYOUTS($)     COMPENSATION($)(1)
----------------------------  ---------------  -------------------
Virgil W. Owings ...........     -- -- --              --
 Chairman                                            11,450
                                                     15,609
Edward F. Havlik ...........     -- -- --              --
 President                                           11,450
                                                     15,609
Neville Alperstein .........        --                 --
 President of United Homes          --                 --
 of Illinois, Inc.                  --                 --
William J. Crock, Jr. ......     -- -- --              --
 Executive Vice President                             9,535
                                                     10,432
David L. Feltman ...........        --                 --
 Vice President General             --                 --
 Counsel                            --                 --
Bruce C. Brown .............        --                 --
 President United Homes of          --                9,125
 Michigan, Inc.                     --               12,106
Timothy S. Owings ..........     -- -- --              --
 Vice President                                       7,643
                                                      5,300


------------------------------

(1) Reflects the value of shares in the Parent issued to the individual under Parent's Employee Stock Ownership Plan ("ESOP"). The ESOP was terminated effective March 30, 1997 and no awards have been made as of the date of this Prospectus for the year ended September 30, 1997. Awards under the ESOP were based on the individual's length of service with the Company and his or her compensation level.

    United has recently established a bonus plan which enables all employees of United to receive up to twenty-five percent (25%) of their annual base salary plus an additional one quarter of one percent (.25%) for each year that the individual has been employed by United if the Company achieves its budget for that particular year. In particular, at the beginning of each fiscal year, the Company's managers develop budgets for their respective operations. These budgets are then approved by the Company's board of directors. If the Company is successful in meeting or exceeding the budget, then the various employees are eligible for bonuses. The determination of bonus payments is made in the December following the end of the previous fiscal year following receipt and review by the board of the Company's audited financial statements for the prior year.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


    United is a wholly-owned subsidiary of the Parent, which owns 100% of the issued and outstanding common stock of United. Control of United is directed by the shareholders of the Parent. The following table sets forth certain information regarding the ownership of the Parent's common stock as of November 6, 1997 by each person who is known to beneficially own more than 5% of the Parent's common stock, by each of the Directors and executive officers of United, and by all Directors and executive officers of United as a group.


                                                                                                      PERCENT OF
NAMES AND ADDRESS                                                              NUMBER OF SHARES          CLASS
OF BENEFICIAL OWNER(1)                                                        BENEFICIALLY OWNED      OUTSTANDING
---------------------------------------------------------------------------  ---------------------  ---------------

Edward F. Havlik (2) ......................................................           37,455                  48%
2100 Gold Road
Suite 110
Rolling Meadows, IL60008

Virgil Owings (3) .........................................................           38,516                  49%
3260 North Hayden
Suite 102
Scottsdale, AZ85251

Timothy S. Owings (4) .....................................................              652                   *
3260 North Hayden
Suite 102
Scottsdale, AZ85251

Laurie Bulson (5) .........................................................              499                   *
2100 Golf Road
Suite 110
Rolling Meadows, IL60008

Bruce C. Brown (7) ........................................................              940                1.19%
4525 Broadmoor
Grand Rapids, MI 49512

William J. Crock, Jr. (6) .................................................              730                   *
2100 Golf Road
Suite 110
Rolling Meadows, IL60008

David L. Feltman ..........................................................           __                  __
2100 Golf Road
Suite 110
Rolling Meadows, IL60008

Officers and Directors of United ..........................................           77,852               98.81%
  as a Group (Six Persons)

------------------------

*   Less than 1%


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to securities. Shares of common stock which a person has the right to acquire within 60 days of November 6, 1997, are deemed outstanding for computing the percentage of the person possessing such right but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the Company believes that each person named or included in the table has sole voting and investment power with respect to the shares of common stock set forth opposite his or her name.


(2) Mr. Havlik owns his interest in United through his interest in the Parent. Mr. Havlik owns 17,500 shares and Mr. Havlik's wife Nancy owns 17,500 shares.

(3) Mr. Owings owns his interest in United through his interest in the Parent. Includes 17,500 shares of common stock held in a trust of which Ruth Goodwin (Mr. Owings daughter), Timothy Owings and Todd Owings serve as trustee and of which Mr. Owings has disclaimed beneficial ownership; 17,500 shares of common stock held by the Barbara M. Owings Irrevocable Trust (the "Owings Family Trust"); and 3,516 shares of common stock held by the Plan.

(4) Mr. Timothy Owings owns his interests in United through his interest in the Parent. Mr. Owings does not directly own any shares of the Parent's common stock. He indirectly owns 652 shares held for Mr. Owings' benefit by the Plan and has a 33% interest in the Owings Family Trust which for these purposes are fully attributable to Mr. Virgil Owings.

(5) Ms. Bulson owns her interest in United through her interest in the Parent. Ms. Bulson does not directly own any shares of the Parent's common stock. She indirectly owns 499 shares held for Ms. Bulson's benefit by the Plan.

(6) Mr. Crock owns his interest in United through his interest in the Parent. Mr. Crock does not directly own any shares of the Parent's common stock. He indirectly owns 730 shares held for Mr. Crock's benefit by the Plan.

(7) Mr. Brown owns his interest in United through his interest in the Parent. Mr. Brown does not directly own any shares of the Parent's common stock. He indirectly owns 940 shares held for Mr. Brown's benefit by the Plan.

                              CERTAIN TRANSACTIONS

    The Company and Nancy I. Havlik ("N. Havlik"), wife of United's president, are each limited partners with 24.5% interests in United Development Bristolwood Limited Partnership ("Bristolwood"). The general partner of Bristolwood, which has a 1% interest, is owned 50% by Edward Havlik, the president of the Company, and 50% by a third party not affiliated with the Company. Bristolwood sold to United 48 lots for $22,000 per lot and 142 lots for $28,000 per lot, of which $784,000 remains unpaid. The purchase price under the agreement was based on the parties agreement on fair market value for the lots. Neither party relied on third party appraisals.

    The Owings Family Trust and the Nancy I. Havlik Trust ("Havlik Trust"), each an affiliate of a director of the Company, each pledged a $300,000 letter of credit as security for a loan obtained by the Company in September of 1996. United in turn executed a $300,000 promissory note in favor of each of the Owings Trust and the Havlik Trust, which notes bear interest at the rate of 1% per month. No principal becomes due unless the lender draws on the letters of credit. There have been no draws to date.


    During fiscal year 1995, the Company sold four (4) model homes for an aggregate price of $650,000 to an affiliate of Messrs. Havlik and Owings. The sale and subsequent purchase was based on the fair market value of the homes as determined by comparable home costs. The Company repurchased the model homes for an aggregate price of $600,000 in fiscal year 1996.



    The Company sells certain of its model homes to Model Homes, L.L.C., an Illinois limited liability company which has as its members two corporations controlled by the Havlik and Owings families. On March 30, 1997, Model Homes, L.L.C., purchased twenty-two model homes valued at $4,661,500 from the Company. The sale resulted in a gain to the Company of approximately $766,000. The purchase price in this and similar transactions was the "appraised value" of the model homes. The "appraised value" is determined based on selling prices for comparable homes in the development. In this and other similar transactions, the purchase price was paid by (a) assumption of debt secured by the model home in the amount of approximately 75% of its appraisal value, (b) cash (approximately 15% of appraised value), and (c) a note (approximately 10% of the appraised value) which bears interest at 10% per annum. All model homes sold to Model Homes, L.L.C., including the twenty-two homes sold in this transaction, are then leased back to the Company pursuant to a month to month triple net lease including payments of base rent equal to satisfaction of the assumed debt service and a return of 15% on the cash paid at acquisition. The Company believes that these transactions are completed on terms substantially similar, or more favorable to the Company, than would be available through independent model home purchasers.


    On May 1, 1994, the Parent executed a Real Estate Purchase Agreement with Greenbrooke Associates, Ltd. ("Greenbrooke"), a Michigan corporation. Edward Havlik and Virgil Owings each own 16 2/3% of Greenbrooke. The Purchase Agreement was for the sale of 142 unimproved single family lot sites from Greenbrooke for $12,000 per lot plus interest at the rate of 8% per annum (subsequently increased to $13,000 per lot plus interest by amendment to the Purchase Agreement). The Parent assigned the Purchase Agreement to United Homes of Michigan, Inc. in May of 1994. As of June 30, 1997 United Homes of

Michigan, Inc. was obligated to pay Greenbrooke $369,000 (inclusive of interest) for lots to be improved with single family residences and $143,000 (inclusive of interest) for lots to be improved with condominiums. The sale price and subsequent increase were determined based upon the parties agreement of the fair market value of the lots, without reliance on independent appraisals.


    On February 1, 1996 United Homes of Michigan, Inc., executed a $100,000 promissory note in favor of Landrover Properties, L.L.C., a Michigan limited liability company, 60% of which is owned by the Havlik Trust. The note bears interest at 25% per annum and is paid with closing proceeds from the sale of units at the Woodside Green subdivision in Michigan. As of June 30, 1997 the balance of the note was $94,500.


    N. Havlik owns a 15.16% interest in approximately 86 acres of land in Kalamazoo, Michigan which was sold in fiscal year 1995 to United Homes of Michigan, Inc. The sale contract requires payment of $422,600 (inclusive of interest) on March 2, 1997, which amount was paid and an additional $422,600 (inclusive of interest accruing at 8% per annum) to be made to N. Havlik on March 2, 1998 and March 2, 1999. The sales price was based upon the parties agreement of the fair market value of the property, without reliance on independent appraisals.

    DR Development, Inc. a corporation owned by the Havlik Trust and the Owings Trust loaned the Company $200,000 in September of 1993, ("Loan 1") and $182,000 on August 5, 1994 ("Loan 2"). Loan 1 and Loan 2 are each evidenced by a promissory note ("Note 1" and "Note 2" respectively). Note 1 bears interest at 10% per annum. Note 2 provides that $364,000 inclusive of interest is due on maturity, which is December 31, 1997. As of June 30, 1997 $384,000 is owed in aggregate on Note 1 and Note 2.

    Odyssey Limited Partnership, an entity owned 25% by each of N. Havlik, and the children of Edward and N. Havlik, in the aggregate and Barbara Owings, wife of Virgil Owings and the children of Virgil and Barbara Owings, in the aggregate, is indebted to the Company in the aggregate principal amount of $558,133 for prior management of certain property known as Odyssey Club. This indebtedness is unsecured and is to be repaid from the sale of units, if any, at the Odyssey Club.

    Greenbrooke Associates Ltd., in which Edward Havlik and Virgil Owings each own a 16 2/3% interest, loaned the Company $250,000 in February, 1997. The obligation is evidenced by a demand note which bears interest at the annual rate of prime plus 1% (9.75% as of September 30, 1997).

    From time to time, the Company has advanced monies to Parent to pay obligations of Parent. Such advances have resulted in a payable to the Company, evidenced by a promissory note, which as of June 30, 1997 was $3,526,086. This promissory note bears interest at the prime rate (8.75% as of September 30, 1997).

    Messrs. Havlik and Owings have each guaranteed certain indebtedness of the Company and its subsidiaries in the past. As of June 30, 1997 these guarantees are for approximately $15,000,000 of debt, in the aggregate.


    The Indenture will restrict United and each Subsidiary from engaging, conducting or entering into any transaction or series of transactions with or for the benefit of any Affiliate or Subsidiary of United or any holder of 5% or more of any class of capital stock of United, except in good faith and on terms that are, in the aggregate, no less favorable to United or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms-length basis from a person not an Affiliate of United or such Subsidiary. See "Description of Securities--Limitation on Transactions with Affiliates; Affiliate Loans."

                           DESCRIPTION OF SECURITIES

    GENERAL


    The Debentures will be issued under an Indenture (the "Indenture"), dated as
of November   , 1997 between United and the Trustee. A copy of the form of the
Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements are summaries of certain provisions of the Indenture and are subject to and qualified in their entirety by reference to all of the provisions of the Indenture, including the definitions therein of certain terms herein.



    The Debentures offered by United under the Indenture will be limited to $7,000,000 aggregate principal amount (assuming exercise of the over-allotment option). The Debentures will mature March 15, 2005, unless redeemed earlier. Interest on the Debentures will accrue at an annual rate of 11%. Interest is payable quarterly on the 15th day of each calendar quarter (each a "Interest Payment Date") beginning on March 15, 1998 to the person in whose name the Debenture is registered, at the close of business on the Regular Record Date which is the 15th day of the calendar month next preceding each Interest Payment Date.



    Principal, premium, if any, and interest will be payable, and the Debentures will be exchangeable and transfers thereof will be registered, at the office or agency to be maintained by United in St. Paul or Minneapolis, Minnesota. Initially, United's office will be the office of the Trustee in Minneapolis, Minnesota.


    The Debentures will be issued only in registered form, without a coupon, in denominations of $1,000 each and any integral multiple of $1,000. The Debentures are transferable and transfers will be registered without charge thereof, but United may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Holders may transfer the Debentures by surrendering them for transfer at the office of the Trustee.

    COLLATERAL AND RANKING


    The Debentures will be unsecured obligations of United. In the event of the dissolution, winding up, liquidation or bankruptcy of United, the holders of the Debentures will not be entitled to receive any payment until the holders of secured indebtedness receive payment or distributions in respect of the assets collateralizing their debt. Upon the occurrence of any payment default on secured indebtedness, proceeds from the assets collateralizing the secured indebtedness which is in default may not be used to satisfy United's obligations on the Debentures. As of June 30, 1997, the Company had approximately $84.0 million of outstanding liabilities, including approximately $70.3 million of secured indebtedness and approximately $13.0 million of indebtedness incurred by the Subsidiaries. See "Risk Factors--Lack of Collateral." The Indenture does not limit the amount of secured indebtedness that United or its Subsidiaries may incur.


    REDEMPTION

    MANDATORY REDEMPTION. The Debentures will be subject to mandatory redemption. On September 15, 1999 and on each March 15 and September 15 thereafter through September 15, 2004, United will pay to the Trustee cash sufficient to redeem, on each redemption date, up to $83,333 for each $1,000,000 worth of Debentures sold by United. On or before March 15, 2005, United will pay to the Trustee cash sufficient to redeem all remaining outstanding Debentures. The Debentures will be redeemed in whole, but not in part, and will be selected by the Trustee by lot or in any manner deemed proper by the Trustee.

    OPTIONAL REDEMPTION. The Debentures will be subject to redemption at the option of United, in whole or in part, from time to time, commencing on December 15, 1997, upon not less than 30 days' nor more than 60 days' notice mailed to the holders thereof, at the Redemption Prices established for the Debentures, together in each case, with interest accrued to the date fixed for redemption (subject to the right of a holder on the Regular Record Date for an interest payment to receive such interest). The Redemption Prices for the debentures (expressed as a percentage of the principal amount) shall be as follows for Debentures redeemed in the 12-month periods beginning December 15 of each of the following years:

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
1997..............................................................................        105%
1998..............................................................................        104%
1999..............................................................................        103%
2000..............................................................................        102%
2001..............................................................................        101%
2002 and thereafter...............................................................        100%

    United may elect to redeem less than all of the Debentures. If United elects to redeem less than all of the Debentures, the Trustee will select which Debentures to redeem by lot or any similar method which is deemed fair and appropriate.

    DEFINITIONS


    "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the net income of such person and its Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP, provided that extraordinary gains and losses (determined in accordance with GAAP) shall be excluded.


    "Adjusted Total Liabilities" means Total Liabilities less non-interest bearing trade payables, non-interest bearing accrued construction costs and deposits from home buyers.

    "Consolidated Tangible Net Worth" means, with respect to any person at any date of determination, the Consolidated stockholders' equity represented by the shares of such person's capitalized stock (other than Disqualified Stock) outstanding at such date, as determined on a Consolidated basis in accordance with GAAP less any portion of such stockholders' equity attributable to intangible assets as determined in accordance with GAAP.


    "Adjusted Consolidated Tangible Net Worth" means with respect to any person at any date of determination, such person's Consolidated Tangible Net Worth less any loans to affiliates (other than subsidiaries).


    "Indebtedness" means, with respect to any person at any date, without duplication, all items of indebtedness which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such person at such date, and in addition includes: (i) Guaranties by such person; (ii) all Capitalized Lease Obligations of such person; and (iii) all indebtedness secured by any mortgage, lien, pledge, charge or encumbrances upon property owned by such person, whether or not the indebtedness so secured has been assumed by such person. For the purpose of computing the "Indebtedness" of any person, the following will be excluded: (i) any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds, securities, or evidences of such Indebtedness, if permitted by the instrument creating such Indebtedness, for the payment, redemption, or satisfaction of such Indebtedness, and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such person; and (ii) Indebtedness of a Restricted Subsidiary of such person, which is not guaranteed by such person.

    "Restricted Payment" means: (i) the declaration of payment for any dividend or any other distribution on the capital stock of United or any Subsidiary of United or any payment made to the direct or indirect holders (in their capacities as such) of the capital stock of United or any Subsidiary of United (other than

(x) dividends or distributions payable solely in capital stock or in options, warrants or other rights to purchase capital stock, and (y) in the case of any Subsidiary of United, dividends or distributions payable to United or to a Subsidiary of United); or (ii) the purchase, redemption or other acquisition or retirement for value of any capital stock of United or any Subsidiary. If a Restricted Payment is made in other than cash, the value of any such payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Company Resolution to be filed with the Trustee. For purposes of this definition, "Restricted Payment" shall not include: (a) payments made in the form of United's common stock; or (b) purchases of common stock of a Wholly-Owned Subsidiary of United that is not a Restricted Subsidiary.

    MODIFICATION OF THE INDENTURE


    With the consent of the holders of not less than two-thirds in aggregate principal amount of the Debentures then outstanding, the Trustee and United may execute a supplemental Indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of the holders of the Debentures, provided that, without the consent of the holder of each outstanding Debenture so affected, no such supplemental Indenture and no such amendment will: (i) change the maturity date of the principal or interest rate payable on any Debenture, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof; (ii) reduce the percentage of the holders of the Debentures whose consent is required for the authorization of any such supplemental Indenture; or
(iii) modify any provisions of Section 513, 902 or 1012 of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be waived or modified without the consent of the holder of each outstanding Debenture.


    RESTRICTIVE COVENANTS


    LIMITATION ON ADDITIONAL INDEBTEDNESS. The Indenture will restrict United and each Subsidiary from incurring additional Indebtedness, except for: (i) Indebtedness under the Debentures and the Indenture; (ii) Indebtedness outstanding on the original issue date of the Debentures and disclosed to the Trustee; (iii) Indebtedness that immediately after giving pro forma effect to the incurrence thereof, does not cause the ratio of Adjusted Total Liabilities to Consolidated Tangible Net Worth to exceed 7:1; and (iv) with certain limitations, any deferrals, renewals, extensions, or modifications to Indebtedness incurred under clause (ii) or (iii) above.



    LIMITATION ON RESTRICTED PAYMENTS. The Indenture will restrict United and each Subsidiary from making any Restricted Payments, provided however, the Company may make S-Corp tax dividends, if at the time of such action no Event of Default exists or results therefrom after giving effect to such dividend and provided further, the Company may make Restricted Payments: (i) if at the time of such action no Event of Default exits or would result therefrom; (ii) if at the time, upon giving effect to such Restricted Payment, United could incur at least $1.00 of Indebtedness pursuant to the provisions of the Indenture limiting additional Indebtedness; and (iii) if, immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made from the date of the Indenture, through and including the date of such Restricted Payment (the "Base Period") does not exceed the sum of 50% of Consolidated Net Income (or in the event Consolidated Net Income is a deficit, minus 100% of such deficit) during the Base Period and 100% of the aggregate net proceeds received by United from the issue or sale during the Base Period of capital stock of United.


    LIMITATION ON TRANSACTIONS WITH AFFILIATES; AFFILIATE LOANS. The Indenture will restrict United and each Subsidiary from engaging, conducting or entering into any transaction or series of transactions with or for the benefit of any Affiliate or Subsidiary of United or any holder of 5% or more of any class of Capital Stock of United (each an "Affiliate Transaction"), except in good faith and on terms that are, in the aggregate, no less favorable to United or such Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms-length basis from a person not an Affiliate of United or such Subsidiary. Any loans to the Company or any Subsidiary from any Affiliate, incurred after the Issue Date, whether by deferrals, renewals, extensions, replacements, refinancings, refundings, amendments, modifications, supplements, or the like, shall be unsecured and pari-passu to the Debentures; provided however that: (i) if an Event of Default occurs and notice is provided to the Company pursuant to Section 502 of the Indenture; (ii) the Company fails to make any payment of principal or interest in a timely manner, without giving effect to any cure periods or notice requirements; or (iii) the Tangible Net Worth of the Company shall fall below the minimum Tangible Net Worth required under the Indenture; the Company shall not make any payment of principal, interest or any other payment in any form on such loans, nor shall any Affiliate making any such loans have the right to receive any such payment, until the Debentures have been paid in full or the default has been cured. In addition, upon the occurrence of any bankruptcy, reorganization or similar proceeding, the Company shall not make any payment of principal, interest or any other payment in any form on such loans, nor shall any Affiliate making any such loans have the right to receive any such payment, until the Debentures have paid in full. The Company covenants and agrees that it will notify every Affiliate who makes a loan to the Company, after the Issue Date, of the Company's agreement under Section 1009, and the Company shall obtain an agreement from every Affiliate making a loan to the Company, after the Issue Date, to the effect that such Affiliate agrees, upon the occurrence of a bankruptcy, reorganization or similar event, that the Affiliate shall be prohibited from receiving any payments with respect to such loan whether principal or interest, until the Debentures have been indefensibly paid in full in form and substance satisfactory to the Trustee and counsel to the Trustee.



    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING A SUBSIDIARY. The Indenture will restrict United and each Subsidiary from, directly or indirectly, creating or otherwise causing or suffering to exist or become effective or entering into any agreement with any person that would restrict the ability of any Subsidiary of United to: (i) pay dividends, in cash or otherwise, or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits owned by United or a Subsidiary of United; (ii) make any loans or advances to, or pay any Indebtedness owed to, United or any Subsidiary of United; or (iii) transfer any of its properties or assets to United or to any Subsidiary of United, except, in each case, for such encumbrances or restrictions existing under or contemplated by or by reason of: (a) the Debentures or the Indenture; (b) any restrictions existing under agreements in effect on the date the Debentures are issued; and
(c) any restrictions existing under any agreement that refinances or replaces an agreement containing a restriction permitted by clause (a) or (b) above, provided that the terms and conditions of such restrictions are not materially less favorable in the aggregate to the Debenture holders than those under or pursuant to the agreement being replaced or the agreement evidencing the Indebtedness being refinanced or replaced.



    NET WORTH. The Indenture will require United to keep and maintain, at all times during the term of the Debentures Adjusted Consolidated Tangible Net Worth, determined as of the last day of each quarter, at an amount not less than six million dollars ($6,000,000) plus 50% of positive Consolidated Net Income earned after September 30, 1997. Compliance with this covenant shall be measured on the last day of March, June, September and December of each year, and the Indenture requires United to provide Adjusted Consolidated Tangible Net Worth as of each quarter within 45 days of each calendar quarter except December 31 for which United shall have 90 days to provide the calculation. In the event of any non-compliance with this covenant, the Indenture will require United deliver to the Trustee a certificate from United's independent public accountants as to subsequent compliance to cure any such default.



    LIMITATIONS ON COMPENSATION. The Indenture will restrict United from: (i) paying salary compensation (excluding bonuses or other performance based or incentive compensation) to Edward F. Havlik in excess of $500,000 in any calendar year; (ii) paying salary compensation (excluding bonuses or other performance based or incentive compensation) to Virgil W. Owings in excess of $325,000 in any calendar year; (iii) paying or permitting any Subsidiary to pay compensation to any other employee in excess of amounts paid to similar employees by other reputable persons engaged in the same or similar business and similarly situated. The Indenture will also restrict United and any Subsidiary from paying bonuses or other performance based or incentive compensation to Edward F. Havlik in excess of $125,000 in any calendar year or to Virgil W. Owings in excess of $81,250 in any calendar year.


    LIMITATIONS ON INVESTMENTS. The Indenture will restrict United and each Subsidiary from acquiring for value, making, having or holding any Investments, except: (i) investments existing on the date of this Agreement; (ii) property to be used in the ordinary course of business consistent with past practice; (iii) current assets arising from the sale of goods and services in the ordinary course of business; (iv) investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United State; (v) certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has combined capital and surplus of at least $100,000,000; (vi) commercial paper given the highest rating by a nationally recognized rating service and maturing not more than one year from the date of acquisition thereof.



    ADDITIONAL LIENS; NEGATIVE PLEDGES. The Indenture will restrict United and each Subsidiary from creating, incurring, assuming or suffering to exist any lien, or entering into, or making any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by United or a Subsidiary, except: (i) liens existing on the date the Debentures are originally issued and disclosed in United's audited financial statements; (ii) deposits or pledges which secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of United or a Subsidiary; (iii) liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of the Indenture; (iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provision of the Indenture; (v) liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds; (vi) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of United or a Subsidiary; (vii) the interest of any lessor under any capitalized lease entered into after the date the Debentures are issued or purchase money liens on property acquired after such date; provided, that: (a) the Indebtedness secured thereby is otherwise permitted by the Indenture; and
(b) such liens are limited to the property acquired and do not secure Indebtedness other than the related capitalized lease obligations or the purchase price of such property.


    Further, the Indenture will restrict United and each Subsidiary from, entering into any agreement, bond, note or other instrument with or for the benefit of any person other than the Debenture Holders which would: (i) prohibit United or such Subsidiary from granting, or otherwise limit the ability of United or such Subsidiary to grant, to the Debenture Holders any lien on any assets or properties of United or such Subsidiary; or (ii) require United or such Subsidiary to grant a lien to any other person if United or such Subsidiary grants any lien to the Debenture Holders.


    CONSOLIDATION, MERGER, TRANSFER OR LEASE. Under the Indenture, United may not consolidate with, or merge with or into, or transfer all or substantially all of its assets in one transaction or a series of related transactions, to another person unless: (i) the successor entity is an entity organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the payment of principal and interest on all the Debentures and performance of every covenant of the Indenture on the part of the Company; (ii) immediately after giving effect to such transaction: (a) no Event of Default shall have occurred and be continuing;
(b) the net worth of the successor corporation is not less than the Adjusted Consolidated Tangible Net Worth equal to or greater than the amount required of the

Company; (c) the Company has an Adjusted Consolidated Tangible Net Worth equal to or greater than the Adjusted Consolidated Tangible Net Worth immediately before giving effect to the Transaction; and (d) the successor corporation is able to incur at least one dollar of additional Indebtedness; and (iii) in the case of a consolidation or merger between United and UDMC, all Indebtedness of UMDC from any Affiliate or incurred by UDMC for the benefit of an Affiliate shall be unsecured and PARI PASSU to the Debentures, provided however: (i) if an Event of Default occurs and notice is provided to the Company; or (ii) the Company fails to make any payment of principal or interest; or (iii) if the Company fails to maintain the required minimum Adjusted Consolidated Tangible Net Worth, the Company shall not make any payment of principal or interest until the Event of Default has been cured or payment of principal or interest has been made. The Company will obtain an agreement from every Affiliate or other person loaning money to UDMC for the benefit of Affiliate that upon the occurrence of a bankruptcy, reorganization or similar event, such Affiliate or person shall be prohibited from receiving any payment with respect to any Indebtedness until the Debentures have been indefensibly paid in full. See "--Restrictive Covenants--Limitation on Additional Indebtedness" above.


    EVENTS OF DEFAULT


    The following acts constitute Events of Default under the Indenture: (i) default in the payment of any interest upon any Debenture when it becomes due and payable and continuance of such default for a period of 15 days; (ii) default in the payment of the principal of or premium, if any, on any Debenture at its maturity; (iii) the breach of covenants of United in the Indenture including covenants relating to limitations on Restricted Payments, compensation and Net Worth; (iv) with certain limited exceptions, a default under any bond, debenture, note or other evidence of Indebtedness of United or any Subsidiary evidencing any indebtedness in excess of $100,000 of United or any Subsidiary now or hereafter outstanding shall happen and continue and the holders of such indebtedness shall have the right to accelerate the maturity of such indebtedness; (v) a decree or order of a court of competent jurisdiction shall have been entered, either: (a) adjudging United or any Subsidiary a bankrupt or insolvent; (b) approving a petition seeking reorganization of United or any Subsidiary under the Bankruptcy Act or any other similar applicable federal or state law; (c) appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of United or any Subsidiary or of any substantial part of its property, or (d) ordering the winding up or liquidation of its affairs, and the continuance of any such order unstayed and in effect for a period of sixty (60) consecutive days; (vi) the commencement by United or any Subsidiary of a voluntary case under federal bankruptcy law or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of United or any Subsidiary or of any substantial part of it property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by United or any Subsidiary in furtherance of any such action; or (vii) the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against United or any Subsidiary not fully insured against in an aggregate amount in excess of $250,000 by a court or courts of competent jurisdiction, which judgment or judgments remain unsatisfied for a period of 30 days after the right to appeal all such judgments has expired or otherwise terminated.


    In each and every such case, so long as an Event of Default has not have been remedied and the principal of all the Debentures shall not have already become due and payable, then either the Trustee or the holders of not less than twenty-five percent (25%), in aggregate principal amount of the Debentures then outstanding, by notice in writing to United (and to the Trustee if given by the Subordinated Note Holders) may declare the principal of all the Debentures then outstanding to be due and payable immediately.

    THE TRUSTEE

    Upon the occurrence and during the continuance of any Event of Default, the Trustee is required to apply only the degree of care and skill in fulfilling its obligations as a prudent person would exercise or use in the circumstances in the conduct of such person's own affairs. The Trustee is not liable for any error of judgment made in good faith and will not be liable with respect to any action taken or omitted to be taken in good faith in accordance with the direction of the holders of a majority in aggregate principal amount of the Debentures at the time outstanding, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee, under the Indenture.


                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



    Under presently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, which changes may be applied on a retroactive basis, the federal income tax consequences described below may arise in connection with this Offering. The discussion is limited to holders for whom the Debentures are "capital assets" (generally, properly held for investment) within the meaning of Section 1221 of the Code. The foregoing does not discuss all of the tax consequences that may be relevant to a holder (a "Holder") of a Debenture in light of a Holder's particular circumstances or to Holders subject to special rules, such as certain former citizens or long-term residents of the United States, financial institutions, insurance companies, dealers in securities or foreign currencies or United States holders whose functional currency is not the U.S. dollar. Due to the complexity of the Code, the following statements are merely statements of general tax principles and likely tax consequences to the extent presently determinable, and such statements may not be authoritative in individual cases or where special rules or elections may apply. Investors should consult their own tax advisors concerning the Offering. Investors should also consult with their own tax advisors as to the tax treatment arising from the application of foreign, state, and local tax laws and regulations.



DEBENTURES



GENERAL



    As a general rule, interest paid or accrued on the Debentures, as well as market discount and original issue discount ("OID"), if any, will be treated as ordinary income to the Holders. A Holder using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued thereon in ordinary income as such interest accrues, while a Holder using the cash receipts and disbursements method of accounting for federal income tax purposes must include such interest in ordinary income when payments are received (or made available for receipt) by such Holder, except to the extent there is OID. Generally, principal payments on the Debentures will be treated as return of capital to the extent of a Holder's basis therein, subject to the application of the OID rules.



ORIGINAL ISSUE DISCOUNT



    The Debentures will be deemed to be issued with OID within the meaning of
Section 1273(a)(1) of the Code if the "stated redemption price at maturity" exceeds the "issue price" of the Debentures. Under the OID Regulations, if the difference between the stated redemption price at maturity and its issue price is less than a DE MINIMIS amount (I.E., 1/4 of 1 percent of the principal amount multiplied by the number of complete years to maturity from the issue date), the Debenture will not be considered as having been issued with OID. For this purpose, the issue price of the Debenture is the first price to the public at which a substantial amount of the Debentures is sold for money which is expected to be the Price to Public and the stated redemption price at maturity of the Debenture is its principal amount. United States Holders will generally include the DE MINIMIS OID in income, as capital gain, as principal payments are made on the Debentures or the Debentures are sold. As an alternative, a United States Holder may also make an election to include in gross income all interest that accrues on a Debenture (including DE MINIMIS OID) in accordance with a constant yield method based on the compounding of interest. On the other hand, if the OID on the Debentures is more than DE MINIMIS, a United States Holder would be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest and in advance of the receipt of the cash payments attributable to such income.



    Because the Company believes that the average "issue price" of the Debentures with the shortest maturity is not less than $15 per Debenture, the test described above will be satisfied and the Company will take the position that there is no original issue discount with respect to all of the Debentures. However, if the amount of OID is greater than $17.50 per Debenture, each Holder will be required to include on his tax return as ordinary income, in addition to the amount of interest received in the amount of cash, a portion of OID on the Debentures so as to provide a constant yield to maturity. Although under certain circumstances the Debentures are subject to optional redemption by the Company for an amount in excess of their principal amount, the Company believes that based on the OID Regulations, this excess need not be considered when determining the Debentures' stated redemption price at maturity. In addition, although certain Debentures selected by lot will be subject to mandatory redemption, the Company believes that the OID Regulations allow it to disregard such redemption feature in determining the number of years until maturity, and hence the de minimis exception should be applicable. Please note that while the Company intends to take the positions discussed above, the OID Regulations have not been subject to extensive judicial or administrative interpretation, and therefore there can be no assurance that these positions will be respected.



    If the Debentures are determined to be issued with OID, a Holder must generally include the OID in ordinary gross income for federal income tax purposes as it accrues in advance of the receipt of any cash attributable to such income. The amount of OID, if any, required to be included in a Debentureholder's ordinary gross income for federal income tax purposes in any taxable year will accrue on a daily basis under a constant-yield method that takes into account the compounding of interest. One effect of this method is that a relatively smaller portion of the OID is included in income in the earlier years and a relatively larger portion in later years, although in each event, the amount of income will exceed the cash received.



MARKET DISCOUNT



    The Debentures, whether or not issued with OID, will be subject to the "market discount rules" of Section 1276 of the Code if the principal amount of the Debenture exceeds the Holder's tax basis (I.E., its purchase price). In general, these rules provide that if the Holder purchases a Debenture from any person other than the Company at a discount from the sum of its original issue price plus any accrued OID, and thereafter recognizes gain upon a sale, exchange, redemption or maturity of the Debenture, the lesser of such gain or the accrued market discount will be taxed as ordinary interest income. Generally, the accrued market discount will be the total market discount on a Debenture multiplied by a fraction, the numerator of which is the number of days the Holder held the Debenture and the denominator of which is the number of days from the date the Holder acquired the Debenture until its maturity date. The Holder may elect, however, to determine accrued market discount under a constant-yield method.



    Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a Debenture with accrued market discount. A Holder of a Debenture may elect to include market discount in gross income as it accrues and, if he makes such an election, is exempt from this rule. The adjusted basis of a Debenture subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

PREMIUM



    A Holder who purchases the Debenture following its original issuance will be entitled to a reduction in the amount of OID required to be included in the Holder's income if the Holder purchases such note with "Acquisition Premium." An acquisition premium will be deemed to arise if the Debenture is purchased for a price less than or equal to the stated redemption price at maturity but greater than the adjusted issue price of the Debenture. In such event, the acquisition premium is equal to the amount by which the purchase price of the Debenture exceeds the adjusted issue price thereof, which is equal to the original issue price increased by the amount of OID previously includable in the gross income of any prior Holder thereof. The amount of the reduction to which a subsequent Holder of the Debenture may be entitled in any given year is equal to a fraction, the numerator of which is the amount of the acquisition premium and the denominator of which is the excess of the sum of all amounts payable on the Debenture, other than payments of qualified stated interest over the adjusted issue price of the Debenture. Subsequent Holders should consult their own tax advisors regarding the amount of any acquisition premium and reduction with respect to their Debentures.



    In general, if there is no OID, and a Holder purchased at an amount in excess of the amount payable upon maturity, such excess will be treated as "amortizable bond premium." In such case, a Holder may elect, under Section 171 of the Code, to deduct the amortizable bond premium as it accrues under a constant-yield method that is similar to the method used for the accrual of original issue discount. The Holder's tax basis in the Debenture then decreases by the amount of the amortizable bond premium deducted. An election under
Section 171 of the Code is available only if a Debenture is held as a capital asset. Holders should consult with their own tax advisors regarding special rules that apply for determining the amount of, and method for amortizing, bond premium with respect to the Debentures that may be redeemed prior to maturity.



SALE, REDEMPTION AND/OR MATURITY OF DEBENTURES



    The Holder of a Debenture will recognize gain or loss on the sale, redemption or maturity of all or part of a Debenture equal to the difference between the amount realized from the sale and the seller's adjusted basis in the Debenture or the ratable portion thereof. Such adjusted basis generally will equal the cost of the Debenture to the Holder, increased by an OID included in the Holder's ordinary gross income with respect to the Debenture and reduced by any principal payments on the Debenture previously received by the Holder and any amortizable bond premium deducted by the Holder. Except as discussed with respect to market discount or to the extent cash received is attributable to accrued interest, any gain or loss recognized upon a sale, exchange, retirement or other disposition of a Debenture will be capital gain, if the Debenture is held as a capital asset.



    If, however, it is determined that on the date of issue of the Debentures the Company intends to redeem all or any portion of the Debentures prior to their stated maturity, within the meaning of Section 1271(a)(2)(A) of the Code, any gain realized upon a sale, exchange, redemption, retirement or other disposition of the Debentures would be considered ordinary income, to the extent it does not exceed the unrecognized portion of the OID, if any, with respect to the Debentures. It is uncertain how this rule will be applied to the Debentures since the provisions regarding manditory or optional redemption may, be considered evidence of an intention at the time the Debentures were issued to call them before the stated maturity thereof. However, so long as the "de minimis exception" described above applies there will not be OID and hence, these consequences will not occur.



WITHHOLDING TAXES AND REPORTING REQUIREMENTS



    Interest payments, original issue discount and cash proceeds of a sale, exchange or redemption of the Debentures will be reported to the extent required by the Code to the holders thereof and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of United States federal income tax. However, a backup withholding tax at a rate of 31% may be required by reason of the events specified by Section 3406 of the Code and regulations promulgated thereunder, which include failure of a holder to supply the Company or its agent with such holder's taxpayer identification number. Such withholding, such as a foreign corporation, if such person fails to document properly its status as an exempt recipient. Foreign persons should consult with their own tax advisors as to the United States withholding tax, if any, applicable to their particular circumstances.



OTHER TAX CONSEQUENCES



    Investors are advised to consult their own tax advisors with respect to any state or local income, franchise, personal property or other tax consequences arising out of their ownership of Debentures, including the potential application of the OID provision, as discussed above.



    THE DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON AN INVESTOR'S PARTICULAR TAX SITUATION. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING


    Miller & Schroeder Financial, Inc. (the "Underwriter") has entered into an Underwriting Agreement with the Company pursuant to which the Underwriter, subject to certain terms and conditions, will purchase and underwrite the sale of the Debentures to the public on a "best efforts basis." The Underwriting Agreement provides that the Underwriter will act as the Company's exclusive underwriter for a period of six months from the date of this Prospectus.



    The Underwriting Agreement further provides that the Company will offer for sale a minimum of 3,050 Debentures, approximately $3,000,000, (the "Minimum Amount") and a maximum of 6,091 Debentures, approximately $6,000,000, (the "Maximum Amount") of the Debentures to the Underwriter for sale by the Underwriter to the public. The Underwriter is not obligated to purchase any of the Debentures, but if the Underwriter does purchase any Debentures, it must purchase at least the Minimum Amount. If the Underwriter does purchase the Minimum Amount, it is not obligated to purchase any additional Debentures. In the event that the Minimum Amount is not sold, the Underwriting Agreement shall terminate within 60 days from the date of the this Prospectus.



    The Company has been advised by the Underwriter that the Underwriter proposes to offer the Debentures to the public at the Price to Public set forth on the cover page of this Prospectus, plus accrued interest, and to selected dealers at such price less a concession of $50.00 per Debenture. Interest on the Debentures will accrue from their date of original issuance (the date the Minimum Amount is purchased) or with respect to any Debentures sold after March 15, 1998, from March 15, 1998. The Underwriter does not intend to confirm sales to any account over which it has discretionary authority.



    The Company has granted the Underwriter an over-allotment option, exercisable at any time prior to the Termination Date to purchase up to an additional 1,015 Debentures, approximately $1,000,000 at the Price to Public, plus accrued interest, less the underwriting discounts and commissions, management fees and expense reimbursements and allowances set forth on the cover page of this Prospectus. The over-allotment option may be exercised for fewer than all of the Debentures subject to the option. The Underwriter may exercise this option to cover over-allotments, if any, made in connection with the sale of the Debentures offered hereby. If purchased, the additional Debentures will be sold by the Underwriter on the same terms as those on which the Debentures are being offered.



    The Company has agreed to sell the Debentures to the Underwriter at the Price to Public less a 7% underwriting discount and commission, plus accrued interest. The Company has agreed to pay the Underwriter a management fee equal to 2% of the total Price to Public, a non-accountable expense allowance equal to 1% of the total Price to Public, including any Debentures purchased pursuant to the over-allotment option, if exercised, and to reimburse the Underwriter for accountable expenses (up to $120,000 or up to $140,000 if the over-allotment option is exercised in full).



    In the Underwriting Agreement, the Company and the Underwriter have agreed to indemnify each other against certain liabilities under the Securities Act of 1933, or to contribute to payments which the Underwriter may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such indemnification provisions, the Company has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.



    The Company will use its best efforts to qualify or register the Debentures for sale in "non-issuer" transactions, or obtain exemptions from the application of the securities laws of those states designated by the Underwriter, to permit marketmaking transactions and secondary trading of the Debentures in the designated states. The Company will use its best efforts to comply with the applicable state securities laws and to continue such qualification, registration or exemption for so long as the Debentures remain outstanding.

    In order to facilitate the offering of the Debentures, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriter may over-allot the Debentures in connection with the offering, creating a short position in the Debentures for its own account. In addition, to cover over-allotments or to stabilize the price of the Debentures, the Underwriter may bid for, and purchase, Debentures in the open market if one develops. The Underwriter may also reclaim selling concessions allowed to a dealer for distributing the Debentures in the offering, if the Underwriter repurchases previously distributed Debentures in transactions to cover its short positions, in stabilization transactions or otherwise. Finally, the Underwriter may bid for, and purchase, Debentures in market making transactions and impose penalty bids. These activities may otherwise prevail. The Underwriter is not required to engage in these activities and may end any of these activities at any time.



    The obligations of the Underwriter to act as underwriter in connection with the purchase and sale of the Debentures contemplated by this Prospectus and to purchase the Debentures against payment therefor, are subject to certain typical conditions precedent within the control of the Company contained in Underwriting Agreement, as of the date of this Prospectus and as of each closing, including:
(i) the accuracy of the representations and warranties of the Company contained in the Underwriting Agreement; (ii) the performance by the Company and its obligations thereunder, (iii) the delivery by the Company of certain certificates; (iv) the delivery to the Underwriter of an opinion of counsel to the Company and related bring-down certificates; and (v) the delivery to the Underwriter of a letter of the independent accountants for the Company, and related bring-down certificates.



    The foregoing is a summary of the material provisions of the Underwriting Agreement. Copies of such documents have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


                                 LEGAL MATTERS

    Certain legal matters in connection with the issuance and sale of the Debentures will be passed upon for the Company by Shefsky & Froelich Ltd., Chicago, Illinois. Fredrikson & Byron, P.A. is acting as counsel for the Underwriter in connection with certain legal matters relating to the securities offered hereby.

                                    EXPERTS

    The consolidated financial statements of United Homes, Inc. as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 and the financial statements of United Development Bristolwood Limited Partnership as of September 30, 1995 and for the year then ended, appearing in the Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Debentures offered hereby. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, to which reference hereby is made, as permitted by the rules and regulations of the Commission. The material terms of certain material agreements to which the Company is party are summarized in this Prospectus, but these summaries do not purport to be complete nor qualified in their entirety by reference to the relevant agreements which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Any interested party may inspect the Registration Statement and its exhibits, without charge, at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at its regional offices located at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at Seven World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a site on the World Wide Web at http:\\www.sec.gov that contains reports, proxy and other information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS


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
                                                                                                               PAGE
                                                                                                             ---------
UNITED HOMES, INC.
ANNUAL FINANCIAL STATEMENTS
Report of Independent Auditors.............................................................................     F-2
Consolidated Balance Sheets as of September 30, 1996 and 1995..............................................     F-3
Consolidated Statements of Income for the years ended September 30, 1996, 1995, and 1994...................     F-4
Consoldidated Statements of Changes in Stockholder's Equity for the years ended
  September 30, 1996, 1995, and 1994.......................................................................     F-5
Consolidated Statements of Cash Flows for the years ended September 30,
  1996, 1995, and 1994.....................................................................................     F-6
Notes to the Consolidated Financial Statements.............................................................     F-7

INTERIM FINANCIAL STATEMENTS (UNAUDITED)
Condensed Consolidated Balance Sheet as of June 30, 1997...................................................    F-14
Condensed Consolidated Statements of Income for the nine months ended June 30, 1997 and 1996...............    F-15
Consolidated Statement of Changes in Stockholder's Equity for the nine months ended June 30, 1997..........    F-16
Condensed Consolidated Statements of Cash Flow for the nine months ended June 30, 1997 and 1996............    F-17
Notes to Condensed Consolidated Interim Financial Statements...............................................    F-18

UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP
ANNUAL FINANCIAL STATEMENTS
Report of Independent Auditors.............................................................................    F-20
Balance Sheets as of September 30, 1996 (unaudited) and 1995...............................................    F-21
Statements of Income for the years ended September 30, 1996 (unaudited), 1995, and 1994 (unaudited)........    F-22
Statements of Changes in Partners' Capital for the years ended September 30, 1996 (unaudited), 1995, and
  1994 (unaudited).........................................................................................    F-23
Statements of Cash Flows for the years ended September 30, 1996 (unaudited), 1995, and 1994 (unaudited)....    F-24
Notes to the Financial Statements..........................................................................    F-25
INTERIM FINANCIAL STATEMENTS (UNAUDITED)
Balance Sheet as of June 30, 1997..........................................................................    F-28
Statements of Income for the nine months ended June 30, 1997 and 1996......................................    F-29
Statement of Changes in Partners' Capital for the nine months ended June 30, 1997..........................    F-30
Statements of Cash Flows for the nine months ended June 30, 1997 and 1996..................................    F-31
Notes to Interim Financial Statements......................................................................    F-32

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

United Development Management Company

    We have audited the accompanying consolidated balance sheets of United Homes, Inc., a wholly owned subsidiary of United Development Management Company, as of September 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Homes, Inc. at September 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Chicago, Illinois

December 12, 1996,

except for Note 6(1), as to which the date is March 25, 1997

                               UNITED HOMES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                        SEPTEMBER 30,
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
                                           ASSETS

Cash and cash equivalents......................................  $     824,162  $   1,103,216
Closing proceeds in transit....................................        322,281        506,424
Due from managed properties (net of allowance of $100,000 in
  1996 and 1995)...............................................        516,508        386,953
Contract fees receivable.......................................         80,182        184,905
Housing inventories............................................     54,588,044     28,796,061
Land held for future development...............................      8,258,741
Investment in real estate partnership..........................        485,274        507,041
Due from Parent:
  Construction advances........................................      1,564,176      1,552,493
  Advances in excess of income taxes payable...................      1,931,121
Due from affiliates............................................        263,306         11,157
Note receivable................................................                       340,000
Deposits.......................................................        400,710         76,005
Other..........................................................        696,374        900,258
                                                                 -------------  -------------
Total assets...................................................  $  69,930,879  $  34,364,513
                                                                 -------------  -------------
                                                                 -------------  -------------

                            LIABILITIES AND STOCKHOLDER'S EQUITY

Construction draws in process..................................  $   1,059,437  $   1,735,073
Accounts payable...............................................      5,629,497      1,692,752
Accrued costs on closed sales..................................      2,796,202        798,721
Accrued liabilities............................................        316,989        669,100
Deposits from home buyers......................................        758,401        621,696
Development loans and other notes payable......................     48,138,856     17,391,862
                                                                 -------------  -------------
Total liabilities..............................................     58,699,382     22,909,204
Investors' equity in majority-owned land development and
  housing partnerships.........................................      2,164,111      3,036,550

Stockholder's equity:
  Common stock, $.01 par value; 1,000,000 shares authorized;
    1,000 shares issued and outstanding........................            100            100
Additional paid-in capital.....................................          3,900          3,900
Retained earnings..............................................      9,063,386      8,414,759
                                                                 -------------  -------------
Total stockholder's equity.....................................      9,067,386      8,418,759
                                                                 -------------  -------------
Total liabilities and stockholder's equity.....................  $  69,930,879  $  34,364,513
                                                                 -------------  -------------
                                                                 -------------  -------------

                            See accompanying notes.

                               UNITED HOMES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                               YEAR ENDED SEPTEMBER 30,
                                                                      -------------------------------------------
                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
REVENUES
Housing and land sales (378 units, 267 units, and 174 units in 1996,
  1995, and 1994, respectively).....................................  $  64,749,166  $  43,448,117  $  32,230,783
Share of net income from minority-owned land development and housing
  partnership.......................................................        156,233        376,904        215,887
Management fees.....................................................        212,021        524,470        438,935
                                                                      -------------  -------------  -------------
                                                                         65,117,420     44,349,491     32,885,605

COST OF SALES
Direct construction costs, including amortization of capitalized interest and real estate taxes of $2,031,442, $868,213, and
  $605,607 in 1996, 1995, and 1994, respectively....................     53,787,863     36,345,524     26,306,536
Amortization of capitalized project costs...........................      6,706,639      3,722,184      2,919,807
                                                                      -------------  -------------  -------------
Gross profit........................................................      4,622,918      4,281,783      3,659,262

Other costs and expenses
Administrative......................................................      2,818,552      2,700,221      2,459,352
Interest, net of interest income of $38,971, $10,184, and $23,653 in
  1996, 1995, and 1994, respectively................................         19,811         69,814         31,059
                                                                      -------------  -------------  -------------
                                                                          2,838,363      2,770,035      2,490,411
                                                                      -------------  -------------  -------------
Income before investors' share of income in majority-owned land
  development and housing partnerships..............................      1,784,555      1,511,748      1,168,851
Investors' share of income in majority-owned land development and
  housing partnerships..............................................        734,597         70,250
                                                                      -------------  -------------  -------------
Income before income taxes..........................................      1,049,958      1,441,498      1,168,851
Income taxes........................................................        401,331        576,559        467,541
                                                                      -------------  -------------  -------------
Net income..........................................................  $     648,627  $     864,939  $     701,310
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


                            See accompanying notes.

                               UNITED HOMES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                 YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994

                                                                                            ADDITIONAL
                                                                                 COMMON       PAID-IN      RETAINED
                                                                                  STOCK       CAPITAL      EARNINGS
                                                                               -----------  -----------  ------------
Balance at October 1, 1993...................................................   $     100    $   3,900   $  7,493,571
Net distributions to Parent..................................................                                (645,061)
Net income...................................................................                                 701,310
                                                                                    -----   -----------  ------------
Balance at September 30, 1994................................................         100        3,900      7,549,820
Net income...................................................................                                 864,939
                                                                                    -----   -----------  ------------
Balance at September 30, 1995................................................         100        3,900      8,414,759
Net income...................................................................                                 648,627
                                                                                    -----   -----------  ------------
Balance at September 30, 1996................................................   $     100    $   3,900   $  9,063,386
                                                                                    -----   -----------  ------------
                                                                                    -----   -----------  ------------

                            See accompanying notes.

                               UNITED HOMES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED SEPTEMBER 30,
                                                                   ----------------------------------------------
                                                                        1996            1995            1994
                                                                   --------------  --------------  --------------
CASH FLOW FROM OPERATING ACTIVITIES
Net income.......................................................  $      648,627  $      864,939  $      701,310
Adjustments to reconcile net income to net cash used in operating activities:
    Share of net income from real estate partnership.............        (156,233)       (376,904)       (215,887)
    Investors' share of equity in majority-owned land development
      and housing partnerships...................................         734,597          70,250
    Bad debt expense.............................................                         100,000
    Changes in operating assets and liabilities:
      (Increase) decrease in closing proceeds in transit.........         184,143        (320,232)       (186,192)
      Decrease in contract fees receivable.......................         104,723         257,180           8,390
      Increase in housing inventories............................     (25,791,983)     (7,993,243)     (8,636,394)
      (Increase) decrease in land held for future development....      (7,918,741)        265,852       2,251,989
      (Increase) decrease in due from Parent.....................      (1,942,804)     (2,393,390)        467,541
      Increase in due from affiliates............................        (252,149)       (158,499)       (497,719)
      (Increase) decrease in deposits............................        (324,705)        (76,005)         28,183
      (Increase) decrease in other assets........................         203,884        (153,852)       (367,717)
      Decrease in construction draws in process..................        (675,636)     (1,118,825)       (312,557)
      Increase in accounts payable...............................       3,936,745       1,189,859         242,091
      Increase (decrease) in accrued costs
        on closed sales..........................................       1,997,481          33,463        (964,374)
      Increase (decrease) in accrued liabilities.................        (352,111)     (3,775,518)      4,018,816
      Increase (decrease) in deposits from home buyers...........         136,705        (119,028)        173,913
                                                                   --------------  --------------  --------------
Net cash used in operating activities............................     (29,467,457)    (13,703,953)     (3,288,607)
CASH FLOW FROM INVESTING ACTIVITIES
(Increase) decrease in due from managed properties...............        (129,555)      2,313,047        (800,000)
Distributions from real estate partnership investment............         178,000         140,500         390,250
                                                                   --------------  --------------  --------------
Net cash provided by (used in) investing activities..............          48,445       2,453,547        (409,750)
CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from development loans and other
  notes payable..................................................      99,565,025      56,411,522      21,544,883
Repayments of development loans and other
  notes payable..................................................     (68,818,031)    (47,532,783)    (20,227,480)
Contributions from investors in majority-owned land development
  and housing partnerships.......................................         150,000       3,056,300         400,000
Distributions to investors in majority-owned land development and
  housing partnerships...........................................      (1,757,036)       (490,000)
                                                                   --------------  --------------  --------------
Net cash provided by financing activities........................      29,139,958      11,445,039       1,717,403
                                                                   --------------  --------------  --------------
Increase (decrease) in cash and cash equivalents.................        (279,054)        194,633      (1,980,954)
Cash and cash equivalents at beginning of year...................       1,103,216         908,583       2,889,537
                                                                   --------------  --------------  --------------
Cash and cash equivalents at end of year.........................  $      824,162  $    1,103,216  $      908,583
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                            See accompanying notes.

                               UNITED HOMES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    In 1994, United Development Management Company (the Parent), transferred ownership of its wholly owned subsidiaries, United Homes of Illinois, Inc., United Homes of Arizona, Inc., and United Homes of Michigan, Inc. to a newly formed, wholly owned subsidiary, United Homes, Inc. (UHI). UHI and its subsidiaries own controlling general partner and limited partner interests in the following partnerships which are included in the consolidated financial statements: Williams Glen Limited Partnership, The Hidden Springs Real Estate Limited Partnership, United/RBG XII L.P., and the United Lindsay East Valley Limited Partnership (collectively, the Majority-Owned Partnerships). The accompanying consolidated financial statements include the accounts of UHI, its wholly owned subsidiaries, and Majority-Owned Partnerships. In addition, UHI has a noncontroling 24.875% ownership interest in United Development Bristolwood Limited Partnership (UDB), which is presented as an investment in real estate partnership and is accounted for using the equity method.

    UHI, its wholly owned subsidiaries, Majority-Owned Partnerships, and UDB (collectively, the Company) are engaged in the ownership, development, construction, and sale of residential real estate, with operations in Illinois, Arizona, and Michigan. UHI also provides development and construction management services to an unconsolidated affiliated partnership and to third parties. Aggregate unit closings and revenues associated with the Company's direct sales were as follows:

     SEPTEMBER 30         CLOSINGS      REVENUES
-----------------------  -----------  -------------
1996...................         378   $  64,749,166
1995...................         267      43,448,117
1994...................         174      32,230,783

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenues from housing and land sales are recognized in the period in which title passes and cash is received.

HOUSING INVENTORIES AND LAND HELD FOR FUTURE DEVELOPMENT

    Housing inventories and land held for future development are stated at cost, which is not in excess of net realizable value. Housing inventories include all direct costs of land under development, construction, plus financing and other carrying costs incurred during the period of development. Capitalized project costs, including construction administration, legal fees, and various office costs that relate to land development housing construction, are capitalized and allocated to the parcels to which these costs relate.

CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity of three months or less, when purchased.

                               UNITED HOMES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    The Company and its Parent file a consolidated federal income tax return. Income tax expense is reflected in the accompanying consolidated financial statements as if the Company filed its income tax returns separately from its Parent.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation. Such reclassifications had no effect on the Company's previously reported financial position or results of operations.

3. HOUSING INVENTORIES

    Housing inventories consisted of the following:

                                                               1996           1995
                                                           -------------  -------------
    Land under development, including site development
      costs..............................................  $  27,231,981  $  14,963,625
    Direct construction costs............................     14,228,576      6,404,016
    Capitalized project costs............................     10,918,232      7,163,020
    Land held for sale...................................      2,209,255        265,400
                                                           -------------  -------------
                                                           $  54,588,044  $  28,796,061
                                                           -------------  -------------
                                                           -------------  -------------


    In the normal course of business, title to homes passes upon completion of construction and, consequently, the Company's housing inventories do not generally include homes held for sale.

                               UNITED HOMES, INC.

4. INVESTMENT IN REAL ESTATE PARTNERSHIP

    The following is a summary of the Company's investment in real estate partnership at September 30, 1996 and 1995:

                                                                                                 INVESTEE CONDENSED FINANCIAL
                                                                                                          INFORMATION
                                                TYPE OF                 INVESTMENT              -------------------------------
                                              PARTNERSHIP    PERCENT     CARRYING    SHARE OF                            NET
NAME                                           INTEREST     OWNERSHIP     AMOUNT      INCOME     ASSETS    LIABILITIES  INCOME
--------------------------------------------  -----------  -----------  -----------  ---------  ---------  ---------  ---------

Balance at September 30, 1996:
  United Development Bristolwood Limited
  Partnership(1)............................  Limited...       24.875%   $ 485,274   $ 156,233  $3,414,208 $1,974,404 $ 463,623

Balance at September 30, 1995:
  United Development Bristolwood Limited
  Partnership(1)............................  Limited...       24.875%   $ 507,041   $ 376,904  $4,747,525 $3,160,277 $1,515,190

------------------------------

Note (1): During 1996, 1995, and 1994, the Company acquired $2,184,700,
          $1,444,000 and $396,000, respectively, of improved lots from UDB.

Note (2): During 1994, the Company's share of income relating to its 24.875% investment in UDB was $215,887.

                               UNITED HOMES, INC.

5. NOTE RECEIVABLE

    During 1995, the Company sold a parcel of land for its carrying value of $1,000,000 and received cash and a $340,000 note receivable, collateralized by the parcel. The note bore interest at 8% with principal and interest due March 1, 1996. In 1996, the Company exercised an option to reacquire the parcel for a purchase price of $1,456,281. The note receivable and unpaid interest was applied toward the purchase price.

6. DEVELOPMENT LOANS AND OTHER NOTES PAYABLE

    Development loans and other notes payable consist of the following:

                                                                     1996           1995
                                                                 -------------  -------------
GE Capital revolving credit agreement(1).......................  $  16,519,114  $  10,656,345
Land development and construction(2)...........................     31,560,190      6,679,627
Installment and other(3).......................................         59,552         55,890
                                                                 -------------  -------------
                                                                 $  48,138,856  $  17,391,862
                                                                 -------------  -------------
                                                                 -------------  -------------

------------------------

(1) On May 30, 1995, the Company entered into a revolving credit agreement with GE Capital Corporation (GECC) which matures May 31, 1998. At September 30, 1996, the maximum principal outstanding under the credit agreement is $25,000,000, with a lending base subject to the number of housing units under construction. The credit agreement bears interest at the GECC composite commercial rate, as defined, plus 3.75% (9.23% at September 30, 1996), which is added monthly to the unpaid balance. Outstanding principal and interest are repaid from proceeds of home sales. The credit agreement includes various operating and financial covenants with which the Company must be in compliance as a condition for continuation of construction draw funding.

(2) The Company has development loans with various financial institutions for the purpose of financing land acquisition, development, and construction improvements that mature from 1997 to 2026. The loans bear interest at fixed rates ranging primarily from 8% to 10.5%, as well as variable rates ranging from prime plus 1% to prime plus 2%, and include various restrictions concerning use and timing of borrowings.

   Interest is added to the outstanding principal monthly, and unpaid principal and interest are repaid from proceeds of home sales. These loans include $1,376,002 and $550,409 at September 30, 1996 and 1995, respectively, due to affiliates of the principal stockholders of the Parent. The loans to affiliates mature in 2000 and bear interest at fixed rates ranging primarily from 8% to 10% per annum.

(3) The Company has various installment and other loans maturing from 1997 to 2000, and bearing interest at fixed rates ranging from 5.9% to 10%. The notes are repayable in monthly installments including principal and interest.

    In addition, the Company, its Parent, and a principal stockholder of the Parent have guaranteed the repayment of amounts due under certain loan agreements on behalf of United Development Bristolwood Limited Partnership in the amount of $1,000,000 at September 30, 1996 that matures on July 16, 1997.

                               UNITED HOMES, INC.

6. DEVELOPMENT LOANS AND OTHER NOTES PAYABLE (CONTINUED)
    The aggregate amounts of all debt maturities are as follows:

YEAR ENDING SEPTEMBER 30,                                                           AMOUNT
-------------------------------------------------------------------------------  -------------
1997...........................................................................  $  10,447,013
1998...........................................................................     22,397,527
1999...........................................................................     11,027,545
2000...........................................................................      1,541,015
2001...........................................................................         67,992
Thereafter.....................................................................      2,657,764
                                                                                 -------------
                                                                                 $  48,138,856
                                                                                 -------------
                                                                                 -------------

    Substantially all of the Company's housing inventories and land held for sale are pledged as collateral to secure repayment of indebtedness.

    During the years ended September 30, 1996, 1995, and 1994, the Company incurred and paid interest on development loans and other notes payable of $3,960,336, $1,904,939, and $771,379, respectively, of which $3,901,554,
$1,824,941, and $716,667 was capitalized, respectively.

7. INCOME TAXES

    The Company's income tax expense (benefit) consists of the following:

                                                           CURRENT     DEFERRED      TOTAL
                                                         -----------  -----------  ----------
Year ended September 30, 1996:
U.S. Federal...........................................  $   323,082  $    33,181  $  356,263
State..................................................       40,870        4,198      45,068
                                                         -----------  -----------  ----------
                                                         $   363,952  $    37,379  $  401,331
                                                         -----------  -----------  ----------
                                                         -----------  -----------  ----------
Year ended September 30, 1995:
U.S. Federal...........................................  $  (212,146) $   677,820  $  465,674
State..................................................      (50,515)     161,400     110,885
                                                         -----------  -----------  ----------
                                                         $  (262,661) $   839,220  $  576,559
                                                         -----------  -----------  ----------
                                                         -----------  -----------  ----------
Year ended September 30, 1994:
U.S. Federal...........................................  $   666,695  $  (289,066) $  377,629
State..................................................      158,738      (68,826)     89,912
                                                         -----------  -----------  ----------
                                                         $   825,433  $  (357,892) $  467,541
                                                         -----------  -----------  ----------
                                                         -----------  -----------  ----------

                               UNITED HOMES, INC.

7. INCOME TAXES (CONTINUED)
    Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 35 percent as a result of the following:

                                                              1996        1995        1994
                                                           ----------  ----------  ----------
Computed "expected" tax expense..........................  $  367,485  $  504,524  $  409,098
Increase (reduction) in income taxes resulting from:
  State income taxes, net of federal income tax
    benefit..............................................      29,294      72,075      58,443
  Other, net.............................................       4,552         (40)
                                                           ----------  ----------  ----------
Total....................................................  $  401,331  $  576,559  $  467,541
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    The Company's deferred tax liabilities of $836,305 and $798,926 at September 30, 1996 and 1995, respectively, arose primarily from differences in the carrying value of housing inventories for financial statement and income tax purposes related to the capitalization of certain operating expenses.

8. RELATED PARTY TRANSACTIONS

    Substantially all of the receivables from managed properties and due from affiliates at September 30, 1996 and 1995, relate to costs incurred for development of housing projects and temporary advances to entities in which either the Parent or the two principal stockholders of the Parent are the general partners. The amounts due from managed properties and from affiliates are non-interest-bearing and are payable from proceeds from sales of certain housing units.

    During 1995, the Company sold four model homes for an aggregate sales price of $650,000 to an affiliate of the principal stockholders of the Parent. In 1996, the Company repurchased the four model homes from the affiliate for an aggregate purchase price of $600,000.

    In 1995, the Company purchased 25 lots from a limited partnership in which the principal stockholders of the Parent have a 33% limited partnership interest for $550,000. During 1996, the Company purchased an additional 58 lots from the affiliate for $799,000. The Company is obligated to purchase an additional 89 lots at a price of $13,000 per lot through 1999 (see Note 10).

9. FAIR VALUES OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107) requires disclosures of the fair value of certain financial instruments for which it is practicable to estimate. Value is defined by SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS

    The carrying amount of cash and cash equivalents reported in the balance sheet approximates its fair value.

                               UNITED HOMES, INC.

9. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    DEVELOPMENT LOANS AND OTHER NOTES PAYABLE

    The carrying amount of the Company's development loans and other notes payable approximates fair value based on the current borrowing rate for similar types of borrowing arrangements.

10. COMMITMENTS, CONTINGENCIES, AND OTHER MATTERS

    Letters of credit and bonds approximating $10.1 million at September 30, 1996, have been issued on behalf of the Company to guarantee the completion of certain improvements associated with various properties under agreements with municipalities in which the Company is constructing homes. At September 30, 1996, the Company has pledged cash of approximately $265,000 as collateral for these letters of credit.

    The Company has committed to acquire various parcels of improved and unimproved land through 1999 as follows:

YEAR ENDING SEPTEMBER 30,                                                            AMOUNT
--------------------------------------------------------------------------------  ------------
1997............................................................................  $  2,939,575
1998............................................................................     1,711,000
1999............................................................................     1,087,000
2000............................................................................       407,625
                                                                                  ------------
                                                                                  $  6,145,200
                                                                                  ------------
                                                                                  ------------

    As collateral for mortgage loans of affiliates of the Parent, the Parent pledged a certain parcel of the Company's land held for future development with a carrying value approximating $1,191,000. The two principal stockholders of the Parent have agreed to indemnify the Company in the event that the Company may incur any loss. This indemnity is supported by the Parent's two principal stockholders' pledge of certain personally owned assets to the Parent.

                               UNITED HOMES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997
                                  (UNAUDITED)

                                          ASSETS

Cash and cash equivalents......................................................  $1,145,234
Housing inventories............................................................  80,420,503
Land held for future development...............................................   6,791,185
Investment in real estate partnership..........................................     485,274
Due from Parent................................................................   2,926,086
Note receivable--affiliate.....................................................   1,200,982
Other..........................................................................   1,849,692
                                                                                 ----------
Total assets...................................................................  $94,818,956
                                                                                 ----------
                                                                                 ----------

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable and accrued liabilities.......................................  $11,844,062
Deposits from home buyers......................................................   1,419,319
Development loans and other notes payable......................................  70,293,116
                                                                                 ----------
Total liabilities..............................................................  83,556,497
Investors' equity in majority-owned land development and housing
  partnerships.................................................................   1,467,210
Stockholder's equity...........................................................   9,795,249
                                                                                 ----------
Total liabilities and stockholder's equity.....................................  $94,818,956
                                                                                 ----------
                                                                                 ----------

                            See accompanying notes.

                               UNITED HOMES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                                                      NINE MONTHS ENDED JUNE 30,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
REVENUES
Housing and land sales (280 units in 1997 and 205 units in 1996)...................  $  46,910,479  $  34,566,505
Housing sales--affiliate (22 units in 1997)........................................      4,661,500
Other..............................................................................         36,084        424,667
                                                                                     -------------  -------------
                                                                                        51,608,063     34,991,172
COST OF SALES
Direct construction costs, including amortization of capitalized interest and real
  estate taxes of $2,077,453 in 1997 and $1,113,364 in 1996........................     41,753,434     28,063,353
Amortization of capitalized project costs..........................................      6,378,109      3,235,999
                                                                                     -------------  -------------
Gross profit                                                                             3,476,520      3,691,820

Other costs and expenses...........................................................      1,901,279      2,286,324
                                                                                     -------------  -------------
Income before investors' share of income in majority-owned land development and
  housing partnerships.............................................................      1,575,241      1,405,496
Investors' share of income in majority-owned land development and housing
  partnerships.....................................................................        464,946        374,691
                                                                                     -------------  -------------
Income before income taxes.........................................................      1,110,295      1,030,805
Income taxes.......................................................................        382,432        401,181
                                                                                     -------------  -------------
Net income.........................................................................  $     727,863  $     629,624
                                                                                     -------------  -------------
                                                                                     -------------  -------------


                            See accompanying notes.

                               UNITED HOMES, INC.


           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY


                        NINE MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)

                                                                                            ADDITIONAL
                                                                                 COMMON       PAID-IN      RETAINED
                                                                                  STOCK       CAPITAL      EARNINGS
                                                                               -----------  -----------  ------------
Balance at October 1, 1996...................................................   $     100    $   3,900   $  9,063,386
Net income...................................................................                                 727,863
                                                                                    -----   -----------  ------------
Balance at June 30, 1997.....................................................   $     100    $   3,900   $  9,791,249
                                                                                    -----   -----------  ------------
                                                                                    -----   -----------  ------------

                            See accompanying notes.

                               UNITED HOMES, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                  (UNAUDITED)

                                                                                      NINE MONTHS ENDED JUNE 30,
                                                                                    ------------------------------
                                                                                         1997            1996
                                                                                    --------------  --------------
CASH FLOW FROM OPERATING ACTIVITIES
Net income........................................................................  $      727,863  $      629,624
Adjustments to reconcile net income to net cash used in operating activities:
  Share of net income from real estate partnership................................                        (294,000)
  Investors' share of equity in majority-owned land development and housing
    partnership...................................................................         464,946         374,691
  Changes in operating assets and liabilities:
    Increase in housing inventories...............................................     (25,832,459)    (24,405,187)
    (Increase) decrease in land held for future development.......................       1,467,556        (680,357)
    (Increase) decrease in due from Parent........................................         569,211      (2,157,221)
    Increase in notes receivable..................................................      (1,200,982)
    Decrease in other assets......................................................         207,988         578,175
    Increase in deposits from home buyers.........................................         660,918         577,916
    Increase in accounts payable and accrued liabilities..........................       2,305,243         631,011
                                                                                    --------------  --------------
Net cash used in operating activities.............................................     (20,629,716)    (24,745,348)

CASH FLOW FROM INVESTING ACTIVITIES
Increase in due from managed properties...........................................         (41,625)       (113,222)
Distributions from real estate partnership investment.............................                         178,000
                                                                                    --------------  --------------
Net cash (used in) provided by investing activities...............................         (41,625)         64,778

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from development loans and other notes payable...........................      93,474,338      74,673,769
Repayments of development loans and other notes payable...........................     (71,320,078)    (50,059,771)
Distribution to investors in majority-owned land development and housing
  partnerships....................................................................      (1,161,847)       (334,859)
                                                                                    --------------  --------------
Net cash provided by financing activities.........................................      20,992,413      24,279,139
                                                                                    --------------  --------------
Increase (decrease) in cash and cash equivalents..................................         321,072        (401,431)
Cash and cash equivalents at beginning of period..................................         824,162       1,103,216
                                                                                    --------------  --------------
Cash and cash equivalents at end of period........................................  $    1,145,234  $      701,785
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                            See accompanying notes.

                               UNITED HOMES, INC.

          NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The accompanying condensed consolidated interim financial statements do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. These interim statements should be read in conjunction with the Company's audited financial statements included elsewhere herein as certain footnote disclosures which substantially duplicate those contained in such audited financial statements have been omitted from these condensed interim financial statements. In the opinion of management, the interim financial statements contain all adjustments (which are normal and recurring) necessary for a fair statement of financial results for the interim periods.

2. HOUSING INVENTORIES

    Housing inventories consisted of the following at June 30, 1997:

Land under development, including site development costs.......  $39,380,899
Direct construction costs......................................  19,704,552
Capitalized project costs......................................  18,613,886
Land held for sale.............................................   2,721,166
                                                                 ----------
                                                                 $80,420,503
                                                                 ----------
                                                                 ----------

    Effective October 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."


    Under SFAS No. 121, housing inventories are stated at cost, unless a subdivision is determined to be impaired, in which case the impaired inventories are written down to fair value. Writedowns of impaired inventories to fair value are recorded as adjustments to the cost basis of the respective inventory. Land held for sale is stated at the lower of cost or fair market value. The adoption of SFAS No. 121 had no effect on the Company's financial position or results of operations.



3. INVESTMENT IN REAL ESTATE PARTNERSHIP



    The following is a summary of the Company's investment in real estate partnership at June 30, 1997:



                                                                                     INVESTEE CONDENSED FINANCIAL
                                                                                              INFORMATION
                                   TYPE OF                 INVESTMENT              ---------------------------------
                                 PARTNERSHIP    PERCENT     CARRYING    SHARE OF                              NET
NAME                              INTEREST     OWNERSHIP     AMOUNT      INCOME     ASSETS    LIABILITIES   INCOME
-------------------------------  -----------  -----------  -----------  ---------  ---------  -----------  ---------
Balance at June 30, 1997:
  United Development
    Bristolwood Limited
    Partnership(1).............     Limited      24.875%    $ 485,274   $      --  $2,022,244  $ 509,560   $      --


------------------------------


Note (1): During the nine months ended June 30, 1997 and 1996, the Company acquired $1,092,000 and $532,000, respectively, of improved lots from UDB.



Note (2): During the nine months ended June 30, 1996, the Company's share of income relating to its 24.875% investment in UDB was $294,000.

                               UNITED HOMES, INC.

                                  (UNAUDITED)


4. NOTE RECEIVABLE



    During 1997, the Company sold 22 model homes for $4,661,500 to an affiliate controlled by the shareholders of the Parent. The Company received cash in the amount of $600,000 and a promissory note (which is full recourse to the affiliate) in the amount of $565,375 bearing interest at 10% per annum. In addition, the affiliate assumed the debt requirements on the existing loans secured by the models in the amount of $3,496,125 (fully relieving the Company of such obligation). Concurrent with the sale, the Company entered into a lease agreement with the affiliate to lease the model homes on a month-to-month basis. The Company recorded a gain on the sale of the models of $766,526.



5. DEVELOPMENT LOANS AND OTHER NOTES PAYABLE


    In January 1997, the Company entered into a revolving credit agreement with Heller Financial Services which matures May 1999 and replaced the Company's previous credit facility with GE Capital Corporation. At June 30, 1997, the maximum principal outstanding under the credit agreement is $25,000,000 subject to the maximum number of housing units under construction. The credit agreement bears interest at the Commercial Paper Rate, as defined, plus 3.75% (9.4% at June 30, 1997), which is added monthly to the unpaid balance. Outstanding principal and interest on the construction base are repaid from proceeds of home sales. The credit agreement provides various operating and financial covenants with which the Company must be in compliance as a condition for continuation of construction draw funding. The outstanding principal balance at June 30, 1997 is $16,992,959.

    In March 1997, the Company entered into a revolving credit agreement with Residential Funding Corporation which matures March 2000. At June 30, 1997, the maximum principal outstanding under the credit agreement is $50,000,000, with a land acquisition and development loan amount not to exceed $25,000,000 and a construction loan not to exceed $40,000,000 subject to a minimum loan amount of $10,000,000 on the land acquisition and development facility. Amounts borrowed under the credit agreement bear interest at the prime rate plus 1.25% (9.75% at June 30, 1997) which is added monthly to the unpaid balance. Outstanding principal and interest on the land acquisition and development loan are repaid based on agreed upon release prices. Outstanding principal and interest on the construction base are repaid from proceeds of home sales. The credit agreement provides various operating and financial covenants with which the Company must be in compliance as a condition for continuation of construction draw funding. The outstanding principal balance at June 30, 1997 is $21,083,160.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
United Development Management Company

    We have audited the accompanying balance sheet of United Development Bristolwood Limited Partnership (the Partnership) as of September 30, 1995 and the related consolidated statement of income, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Development Bristolwood Limited Partnership at September 30, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Chicago, Illinois
October 15, 1997

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP
                                 BALANCE SHEETS

                                                                                              SEPTEMBER 30,
                                                                                        --------------------------
                                                                                                          1995
                                                                                            1996      ------------
                                                                                        ------------
                                                                                        (UNAUDITED)
                                                      ASSETS
Cash..................................................................................  $    274,083  $    715,083
Closing proceeds in transit...........................................................       140,000       212,000
Land under development................................................................     2,632,718     3,491,442
Due from affiliates...................................................................       362,165       325,000
Other.................................................................................         5,242         4,000
                                                                                        ------------  ------------
  Total assets........................................................................  $  3,414,208  $  4,747,525
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                        LIABILITIES AND PARTNERS' CAPITAL
Accounts payable......................................................................  $    --       $    383,265
Due to partner........................................................................       --            336,538
Due to affiliates.....................................................................       --             18,750
Development loans and other notes payable.............................................     1,974,404     2,421,724
                                                                                        ------------  ------------
  Total liabilities...................................................................     1,974,404     3,160,277
Partners' capital.....................................................................     1,439,804     1,587,248
                                                                                        ------------  ------------
  Total liabilities and partners' capital.............................................  $  3,414,208  $  4,747,525
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME


                                                                                  YEAR ENDED SEPTEMBER 30,
                                                                          ----------------------------------------
                                                                                            1995
                                                                              1996      ------------      1994
                                                                          ------------                ------------
                                                                          (UNAUDITED)                 (UNAUDITED)
REVENUES
Improved land sales.....................................................  $     65,000  $  5,036,400  $  4,805,535
Improved land sales to affiliates.......................................     2,184,700     1,769,000       396,000
                                                                          ------------  ------------  ------------
                                                                             2,249,700     6,805,400     5,201,535

Cost of sales...........................................................     1,766,109     5,231,716     4,233,144
                                                                          ------------  ------------  ------------
Gross profit                                                                   483,591     1,573,684       968,391

Administrative and other expense........................................        19,968        58,494       100,704
                                                                          ------------  ------------  ------------
Net income..............................................................  $    463,623  $  1,515,190  $    867,687
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Net income allocated to General Partner.................................  $      2,318  $      7,576  $      4,338
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Net income allocated to Limited Partners................................  $    461,305  $  1,507,614  $    863,349
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------


                            See accompanying notes.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

     YEARS ENDED SEPTEMBER 30, 1996 (UNAUDITED), 1995, AND 1994 (UNAUDITED)

                                                                            GENERAL      LIMITED
                                                                            PARTNER     PARTNERS         TOTAL
                                                                           ---------  -------------  -------------
Balance at October 1, 1993...............................................  $   8,906  $   1,772,307  $   1,781,213
Distributions............................................................     (7,718)    (1,535,982)    (1,543,700)
Net income...............................................................      4,338        863,349        867,687
                                                                           ---------  -------------  -------------
Balance at September 30, 1994............................................      5,526      1,099,674      1,105,200
Distributions............................................................     (5,166)    (1,027,976)    (1,033,142)
Net income...............................................................      7,576      1,507,614      1,515,190
                                                                           ---------  -------------  -------------
Balance at September 30, 1995............................................      7,936      1,579,312      1,587,248
Distributions............................................................     (3,055)      (608,012)      (611,067)
Net income...............................................................      2,318        461,305        463,623
                                                                           ---------  -------------  -------------
Balance at September 30, 1996............................................  $   7,199  $   1,432,605  $   1,439,804
                                                                           ---------  -------------  -------------
                                                                           ---------  -------------  -------------

                            See accompanying notes.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS

                                                                                YEAR ENDED SEPTEMBER 30,
                                                                       -------------------------------------------
                                                                                          1995           1994
                                                                                      -------------  -------------
                                                                           1996                       (UNAUDITED)
                                                                       -------------
                                                                        (UNAUDITED)
Cash flow from operating activities
Net income...........................................................  $     463,623  $   1,515,190  $     867,687
Adjustments to reconcile net income to net cash provided by operating activities:
  Changes in operating assets and liabilities:
    (Increase) decrease in closing proceeds in transit...............         72,000       (189,175)       (22,825)
    Decrease in land under development...............................        858,724      2,240,948      1,186,120
    Increase in due from affiliates..................................        (37,165)      (325,000)
    (Increase) decrease in other assets..............................         (1,242)        (4,000)       130,000
    Increase (decrease) in accounts payable..........................       (383,265)       376,357        (37,592)
                                                                       -------------  -------------  -------------
Net cash provided by operating activities............................        972,675      3,614,320      2,123,390

Cash flow from financing activities
Proceeds from development loans and other notes payable..............        456,342      2,318,113      3,278,283
Repayments of development loans and other notes payable..............       (903,662)    (4,826,044)    (3,685,084)
Increase (decrease) in due to partner................................       (336,538)       336,538
Increase (decrease) in due to affiliates.............................        (18,750)        18,750
Distributions to partners............................................       (611,067)    (1,033,142)    (1,543,700)
                                                                       -------------  -------------  -------------
Net cash used in financing activities................................     (1,413,675)    (3,185,785)    (1,950,501)
                                                                       -------------  -------------  -------------
Increase (decrease) in cash..........................................       (441,000)       428,535        172,889
Cash at beginning of year............................................        715,083        286,548        113,659
                                                                       -------------  -------------  -------------
Cash at end of year..................................................  $     274,083  $     715,083  $     286,548
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            See accompanying notes.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    In 1993, United Development Bristolwood Limited Partnership, an Illinois limited partnership (the Partnership) was formed to acquire, own, develop, and sell approximately 196 improved single-family lots and 190 improved townhome lots in Tinley Park, Illinois. Bristolwood Development Corporation contributed $1,000 to the Partnership for a 0.5% general partner interest in the Partnership. Four limited partners each contributed $399,750 for 24.875% limited partner interests in the Partnership.

    The Partnership agreement provides that profits and losses will be allocated to the partners generally in proportion to their capital contributions to the Partnership. Available cash flow is distributable to the partners in accordance with their capital contributions to the Partnership.

    The financial statements as of September 30, 1996 and the year then ended and for the year ended September 30, 1994 and the related footnote disclosures are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation. All such adjustments are of a normal and recurring nature.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenues from improved lot sales are recognized in the period in which title passes and cash is received.

LAND UNDER DEVELOPMENT

    Land under development is stated at cost, which is not in excess of net realizable value. Land under development includes all direct costs of the land and site improvements constructed, plus financing and other carrying costs incurred during the period of development. Capitalized project costs, including interest and construction administration costs that relate to land development, are capitalized and are allocated to lots to which they relate.

INCOME TAXES

    The Partnership pays no income taxes, and the income or loss from the Partnership is includable on the respective income tax returns of the partners. The bases of the assets and liabilities is the same for income tax and financial reporting purposes.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP

3. LAND UNDER DEVELOPMENT

    Land under development consisted of the following:

                                                              1996          1995
                                                          ------------  ------------
Direct land costs, including site development
  costs.................................................  $  1,680,440  $  2,606,375
Capitalized project costs...............................       952,278       885,067
                                                          ------------  ------------
                                                          $  2,632,718  $  3,491,442
                                                          ------------  ------------
                                                          ------------  ------------

4. DEVELOPMENT LOANS AND OTHER NOTES PAYABLE

    Development loans and other notes payable consist of the following:

                                                              1996          1995
                                                          ------------  ------------
Site improvement loan (1)...............................  $  1,000,000  $    970,542
Land acquisition loans (2)..............................       974,404     1,451,182
                                                          ------------  ------------
                                                          $  1,974,404  $  2,421,724
                                                          ------------  ------------
                                                          ------------  ------------

    (1) In 1993, the Partnership entered into a loan agreement to borrow up to $3,000,000 for the development of the improved lots. The loan was to mature on July 15, 1995. The loan bears interest at the prime rate plus 2% (10.25% and 10.75% at September 30, 1996 and 1995, respectively), which is added monthly to the loan balance. Outstanding principal and interest are repaid from proceeds of improved lot sales. In 1995, the maturity date on the loan was extended to July 15, 1998.

    (2) In connection with the purchase of the unimproved lots in 1993, the Partnership issued two promissory notes to the seller (collectively, the Notes) totaling $3,970,532 which are to mature on March 19, 1998. The Notes bear interest at an effective interest rate of the prime rate plus 2%. Outstanding principal and interest are repaid from the proceeds of improved lot sales ($21,778 per single-family lot at the closing of each sale after the 61st lot sold and $9,100 per townhome lot at the closing of each sale after the 48th lot sold).

    Substantially all of the Partnership's land under development is pledged as collateral to secure repayment of indebtedness.

    During the years ended September 30, 1996, 1995, and 1994, the Partnership incurred and paid interest on development loans and other notes payable of $245,902, $508,372, and $400,043, respectively, all of which was capitalized by the Partnership.

5. RELATED PARTY TRANSACTIONS

    During the years ended September 30, 1996, 1995, and 1994, the Partnership sold townhome lots to a limited partner of the Partnership totaling $2,184,700, $1,444,000, and $396,000, respectively. During the year ended September 30, 1995, the limited partner advanced $336,538 to the Partnership which is included in due to partner at September 30, 1995. The amount was subsequently repaid in 1996 through the sale of townhome lots to the limited partner.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP

5. RELATED PARTY TRANSACTIONS (CONTINUED)
    During 1995, Partnership sold 5 single-family lots to an affiliate of another limited partner of the Partnership for $325,000. The receivable from the sale of $325,000 is non-interest bearing and unsecured and is included in due from affiliates at September 30, 1996 and 1995.

    Certain construction activity of the Partnership is performed by an affiliate of the general partner. At September 30, 1995, accounts payable includes $382,135 due to the affiliate for such activities.

6. FAIR VALUES OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS No. 107) requires disclosures of the fair value of certain financial instruments for which it is practicable to estimate. Value is defined by SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

    The following methods and assumptions were used by the Partnership in estimating its fair value disclosures for financial instruments:

    CASH

        The carrying amount of cash reported in the balance sheet approximates its fair value.

    DEVELOPMENT LOANS AND OTHER NOTES PAYABLE

        The carrying amount of the Partnership's variable rate development loans and other notes payable approximates fair value based on the current borrowing rate for similar types of borrowing arrangements.

7. COMMITMENTS, CONTINGENCIES, AND OTHER MATTERS

    Letters of credit approximating $459,180 at September 30, 1996 and 1995, have been issued on behalf of the Partnership to guarantee the completion of certain improvements associated with development of the property with the municipality in which the Partnership is developing lots.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP
                                 BALANCE SHEET
                                 JUNE 30, 1997
                                  (UNAUDITED)



ASSETS
--------------------------------------------------------------------------------
Cash............................................................................  $  293,675
Closing proceeds in transit.....................................................     112,000
Land under development..........................................................     935,661
Due from affiliates.............................................................     669,323
Other...........................................................................      11,585
                                                                                  ----------
  Total assets..................................................................  $2,022,244
                                                                                  ----------
                                                                                  ----------

LIABILITIES AND PARTNERS' CAPITAL
Development loans and other notes payable.......................................  $  509,560
                                                                                  ----------
  Total liabilities.............................................................     509,560

Partners' capital...............................................................   1,512,684
                                                                                  ----------

  Total liabilities and partners' capital.......................................  $2,022,244
                                                                                  ----------
                                                                                  ----------



                            SEE ACCOMPANYING NOTES.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP
                              STATEMENTS OF INCOME
                                  (UNAUDITED)



                                                                                       NINE MONTHS ENDED JUNE 30
                                                                                      ----------------------------
                                                                                          1997           1996
                                                                                      -------------  -------------
REVENUES
Improved land sales.................................................................  $   1,268,300  $     476,000
Improved land sales to affiliates...................................................      1,092,000        532,000
                                                                                      -------------  -------------
                                                                                          2,360,300      1,008,000
Cost of sales.......................................................................      2,349,787        670,513
                                                                                      -------------  -------------
Gross profit........................................................................         10,513        337,487
Administrative and other expense....................................................         10,513         17,696
                                                                                      -------------  -------------
Net income..........................................................................  $           -  $     319,791
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net income allocated to General Partner.............................................  $           -  $     318,192
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net income allocated to Limited Partners............................................  $           -  $       1,599
                                                                                      -------------  -------------
                                                                                      -------------  -------------



                            SEE ACCOMPANYING NOTES.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP
                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                        NINE MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)



                                                                                GENERAL      LIMITED
                                                                                PARTNER      PARTNERS       TOTAL
                                                                              -----------  ------------  ------------
Balance at October 1, 1996..................................................   $   7,199   $  1,432,605  $  1,439,804
Contributions...............................................................                     72,880        72,880
                                                                              -----------  ------------  ------------
Balance at June 30, 1997....................................................   $   7,199   $  1,505,485  $  1,512,684
                                                                              -----------  ------------  ------------
                                                                              -----------  ------------  ------------



                            SEE ACCOMPANYING NOTES.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOW
                                  (UNAUDITED)



                                                                                          NINE MONTHS ENDED JUNE
                                                                                                    30
                                                                                          -----------------------
                                                                                             1997         1996
                                                                                          -----------  ----------
CASH FLOW FROM OPERATING ACTIVITIES
Net income..............................................................................  $         -  $  319,791
Adjustments to reconcile net income to net cash provided by operating activities:
  Changes in operating assets and liabilities:
    Decrease in closing proceeds in transit.............................................       28,000     212,000
    Decrease in land under development..................................................    1,697,057     130,350
    (Increase) decrease in due from affiliates..........................................     (307,158)    299,535
    Increase in other assets............................................................       (6,343)       (162)
    Decrease in accounts payable........................................................                 (377,962)
                                                                                          -----------  ----------
Net cash provided by operating activities                                                   1,411,556     583,552

CASH FLOW FROM FINANCING ACTIVITIES
Net (repayments of) proceeds from development loans and other notes payable.............   (1,464,844)    310,742
Decrease in due to Partner..............................................................                 (336,538)
Decrease in due to affiliates...........................................................                  (18,750)
Contributions from partners.............................................................       72,880
Distributions to partners...............................................................                 (566,099)
                                                                                          -----------  ----------
Net cash used in financing activities...................................................   (1,391,964)   (610,645)
                                                                                          -----------  ----------
Increase (decrease) in cash.............................................................       19,592     (27,093)
Cash at beginning of period                                                                   274,083     715,083
                                                                                          -----------  ----------
Cash at end of period...................................................................  $   293,675  $  687,990
                                                                                          -----------  ----------
                                                                                          -----------  ----------



                            SEE ACCOMPANYING NOTES.

               UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP



                     NOTES TO INTERIM FINANCIAL STATEMENTS



                                  (UNAUDITED)



1.  BASIS OF PRESENTATION



    The accompanying interim financial statements do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. These interim statements should be read in conjunction with the Partnership's audited financial statements included elsewhere herein as certain footnote disclosures which substantially duplicate those contained in such audited financial statements have been omitted from these interim financial statements. In the opinion of management, the interim financial statements contain all adjustments (which are normal and recurring) necessary for a fair statement of financial results for the interim periods.



2.  LAND UNDER DEVELOPMENT



    Land under development consisted of the following at June 30, 1997:



  Direct land costs, including site development costs....................  $ 775,837
  Capitalized project costs..............................................    159,824
                                                                           ---------
                                                                           $ 935,661
                                                                           ---------
                                                                           ---------



Effective October 1, 1996, the Partnership adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."



Under SFAS No. 121, land under development is stated at cost, unless lots are determined to be impaired, in which case the lots are written down to fair value. Writedowns of impaired lots to fair value are recorded as adjustments to the cost basis of the respective lots. The adoption of SFAS No. 121 had no effect on the Partnership's financial position or results of operations.



3.  DEVELOPMENT LOANS AND OTHER NOTES PAYABLE



    During the nine months ended June 30, 1997 and 1996, the Partnership incurred and paid interest on development loans and other notes payable of $96,630 and $101,382, respectively, all of which was capitalized by the Partnership.



4.  RELATED PARTY TRANSACTIONS



    During the nine months ended June 30, 1997 and 1996, the Partnership sold townhome lots to a limited partner of the Partnership totaling $1,092,000 and $532,000, respectively.



    During 1995, the Partnership sold 5 single-family lots to an affiliate of another limited partner of the Partnership for $325,000. The receivable from these sales of $325,000 is non-interest bearing and unsecured and is included in due from affiliates at June 30, 1997.



    Certain construction activity of the Partnership is performed by an affiliate of the general partner. At June 30, 1997, construction activities were substantially complete and no amounts were owed to the affiliate.



5.  COMMITMENTS, CONTINGENCIES, AND OTHER MATTERS



    Letters of credit approximating $459,180 at June 30, 1997 have been issued on behalf of the Partnership to guarantee the completion of certain improvements associated with development of the property with the municipality in which the Partnership is developing lots.

                                  PHOTOGRAPHS

                 [PHOTO1]               [PHOTO2]

A "Verde" plan home in the Company's    A two-story single-family home built
Altezza development located in          by the Company.
Phoenix, Arizona.

                 [PHOTO3]               [PHOTO4]

A townhouse built by the Company.       A two-story single-family home built
                                        by the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   14
Capitalization............................................................   15
Selected Consolidated Financial Data......................................   16
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   18
Business..................................................................   23
Management................................................................   32
Security Ownership of Certain Beneficial Owners and Management............   35
Certain Transactions......................................................   36
Description of Securities.................................................   38
Certain Federal Income Tax Considerations.................................   44
Underwriting..............................................................   48
Legal Matters.............................................................   49
Experts...................................................................   49
Additional Information....................................................   50
Financial Statements......................................................  F-1


                            ------------------------

    UNTIL           , 1997 (  DAYS AFTER THE DATE HEREOF), ALL DEALERS EFFECTING
TRANSACTIONS IN THE DEBENTURES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 [UNITED LOGO]


                               UNITED HOMES, INC.
                            11% MANDATORY REDEMPTION
                                   DEBENTURES


                             ---------------------

                                   PROSPECTUS

                             ---------------------

                       MILLER & SCHROEDER FINANCIAL, INC.

                               _________ __, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


SEC registration fee..............................................  $   2,170
NASD filing fee...................................................      1,216
Accounting fees and expenses......................................     20,000*
Legal fees and expenses...........................................     90,000*
Blue Sky fees and expenses (including counsel fees)...............     10,000*
Printing and engraving expenses...................................     50,000*
Miscellaneous expenses............................................     14,614*
                                                                    ---------
    Total.........................................................  $ 188,000*
                                                                    ---------
                                                                    ---------


------------------------

*   estimated

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the "Act"), authorizes indemnification of directors, officers, employees and agents of United; allows the advancement of costs of defending against litigation; and permits companies incorporated in Illinois to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute. United's Articles of Incorporation provides for indemnification of United's officers and directors to the fullest extent permitted by Section 8.75 of the Act.

    Section 2.10 of the Act authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the Illinois statute, directors could be accountable to corporations and their shareholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. United's Articles of Incorporation limits the liability of United's directors, officers or shareholders to the fullest extent permitted by the Illinois statute. The inclusion of this provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted United and its shareholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


    In connection with the formation of United, on September 21, 1994, United Development Management Company purchased 1,000 shares of the Company's common stock for an aggregate price of $1,000 and a contribution of all of the outstanding stock of the Subsidiaries (as defined in the Prospectus). No sales commission or other consideration was paid in connection with such sale, which was effective without registration under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption from registration under Section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

    (a) Exhibits


EXHIBIT
NUMBER            DESCRIPTION
------            --------------------------------------------------------------------------
  1.1           -- Form of Underwriting Agreement
  1.2           -- Engagement Letter between Miller & Schroeder Financial, Inc. and United
                    Homes, Inc. dated June 30, 1997(2)
  1.3           -- Form of Selected Dealer Agreement
  3.1           -- Articles of Incorporation of United Homes, Inc.(1)
  3.2           -- Bylaws of United Homes, Inc.(1)
  4.1           -- Specimen Debenture (filed as part of Exhibit 4.2)(2)
  4.2           -- Form of Indenture(2)
  5.1           -- Opinion of Shefsky & Froelich Ltd. regarding the legality of the
                    Debentures being registered
 10.1           -- Revolving Credit Agreement between Genel Company, Inc. and United Homes,
                    Inc. dated May 30, 1995(1)
 10.2           -- Loan Agreement between Residential Funding Corporation and United Homes,
                    Inc., United Homes of Illinois, Inc., United Homes of Michigan, Inc. and
                    United Homes, Inc., an Arizona corporation dated March 14, 1997(1)
 10.3           -- Loan Agreement between Residential Funding Corporation and United Homes,
                    Inc., United Homes of Illinois, Inc., United Homes of Michigan, Inc. and
                    United Homes, Inc., an Arizona corporation dated May 28, 1996(1)
 10.4           -- Supplement to Loan Agreement between Residential Funding Corporation and
                    United Homes, Inc., United Homes of Illinois, Inc., United Homes of
                    Michigan, Inc. and United Homes, Inc., an Arizona corporation dated
                    October 3, 1996(1)
 10.5           -- Supplement to Loan Agreement between Residential Funding Corporation and
                    United Homes, Inc., United Homes of Illinois, Inc., United Homes of
                    Michigan, Inc. and United Homes, Inc., an Arizona corporation dated
                    August 21, 1996(1)
 10.6           -- Supplement to Loan Agreement between Residential Funding Corporation and
                    United Homes, Inc., United Homes of Illinois, Inc., United Homes of
                    Michigan, Inc. and United Homes, Inc., an Arizona corporation dated
                    February 3, 1997(1)
 10.7           -- Loan Agreement between United-Darien Limited Partnership, United
                    Development Management Company, United Homes, Inc., United Homes of
                    Illinois, Inc., Edward Havlik and Virgil Owings and First Bank National
                    Association dated March 5, 1996(1)
 10.8           -- Lease and Sales Listing Agreement by and between Model Homes, L.L.C and
                    United Homes, Inc. Dated March 30, 1997(2)
 12.1           -- Statements regarding computation of ratios(2)
 21.1           -- List of Subsidiaries of United Homes, Inc.(2)
 23.1           -- Consent of Shefsky & Froelich Ltd. (filed as part of Exhibit 5.1)
 23.2           -- Consent of Ernst & Young LLP
 24.1           -- Power of Attorney(1)
 27.1           -- Financial Data Schedule(1)


------------------------


(1) Filed previously on August 19, 1997.



(2) Filed previously on October 21, 1997.

    (b) Financial Statements


       UNITED HOMES, INC.
       ANNUAL FINANCIAL STATEMENTS:

       Report of Independent Auditors;
       Consolidated Balance Sheets as of September 30, 1996 and 1995;
       Consolidated Statements of Income for the years ended September 30, 1996,
         1995 and 1994;
       Consolidated Statements of Changes in Stockholder's Equity for the years ended September 30, 1996, 1995 and 1994;
       Consolidated Statements of Cash Flows for the years ended September 30,
         1996, 1995 and 1994; and
       Notes to the Consolidated Financial Statements for the years ended
         September 30, 1996, 1995 and 1994.

       INTERIM FINANCIAL STATEMENTS (UNAUDITED):

       Condensed Consolidated Balance Sheet as of June 30, 1997;
       Condensed Consolidated Statements of Income for the nine months ended June
         30, 1997 and 1996;
       Consolidated Statement of Changes in Stockholder's Equity for the nine months ended June 30, 1997;
       Condensed Consolidated Statements of Cash Flows for the nine months ended
         June 30, 1997 and 1996;
       Notes to the Condensed Consolidated Interim Financial Statements.

       UNITED DEVELOPMENT BRISTOLWOOD LIMITED PARTNERSHIP
       ANNUAL FINANCIAL STATEMENTS:

       Report of Independent Auditors;
       Balance Sheets as of September 30, 1996 (unaudited) and 1995;
       Statements of Income for the years ended September 30, 1996 (unaudited),
         1995, and 1994 (unaudited);
       Statements of Changes in Partners' Capital for the years ended September
         30, 1996 (unaudited), 1995, and 1994 (unaudited);
       Statements of Cash Flows for the years ended September 30, 1996
         (unaudited), 1995, and 1994 (unaudited); and
       Notes to the Financial Statements;
       INTERIM FINANCIAL STATEMENTS
       Balance Sheet as of June 30, 1997;
       Statements of Income for the nine months ended June 30, 1997 and 1996;
       Statement of Changes in Partners' Capital for the nine months ended June
         30, 1997;
       Statements of Cash Flows for the nine months ended June 30, 1997 and 1996;
       Notes to Interim Financial Statements;


    All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the applicable instructions, are inapplicable, or the information is included in the combined financial statements or notes thereto included in the Prospectus and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

    The Registrant undertakes:

        A. To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

        (i) to file any prospectuses required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act").

        (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        B. That for the purpose of determining any liability under the Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        D. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        E. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        F. For purposes of determining liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rolling Meadows, State of Illinois, on November 6, 1997.


                                UNITED HOMES, INC.

                                By:              /s/ EDWARD HAVLIK
                                     -----------------------------------------
                                                   Edward Havlik
                                                  Title: PRESIDENT

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
              *
------------------------------  Chairman of the Board and    November 6, 1997
        Virgil Owings             Director

              *                 President and Director
------------------------------    (Principal Executive       November 6, 1997
        Edward Havlik             Officer)

                                Executive Vice President,
                                  Chief Financial Officer,
  /S/ WILLIAM J. CROCK, JR.       Secretary and Treasurer
------------------------------    (Principal Financial       November 6, 1997
    William J. Crock, Jr.         Officer and Principal
                                  Accounting Officer)

              *
------------------------------  Vice President and           November 6, 1997
        Timothy Owings            Director

              *
------------------------------  Vice President and           November 6, 1997
        Laurie Bulson             Director




    William J. Crock, Jr., the undersigned attorney-in-fact, by signing his name below, does hereby sign this Amendment No. 2 to the Registration Statement on behalf of the above-indicated Officers and Directors of United Homes, Inc. (constituting all the Directors) pursuant to powers of attorney executed by such persons and heretofore filed with the Securities and Exchange Commission.


                    /s/ WILLIAM J. CROCK, JR.
           -------------------------------------------
                      William J. Crock, Jr.
*By:                   AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
------            --------------------------------------------------------------------------
  1.1           -- Form of Underwriting Agreement
  1.2           -- Engagement Letter between Miller & Schroeder Financial, Inc. and United
                    Homes, Inc. dated June 30, 1997(2)
  1.3           -- Form of Selected Dealer Agreement
  3.1           -- Articles of Incorporation of United Homes, Inc.(1)
  3.2           -- Bylaws of United Homes, Inc.(1)
  4.1           -- Specimen Debenture (filed as part of Exhibit 4.2)(2)
  4.2           -- Form of Indenture(2)
  5.1           -- Opinion of Shefsky & Froelich Ltd. regarding the legality of the
                    Debentures being registered
 10.1           -- Revolving Credit Agreement between Genel Company, Inc. and United Homes,
                    Inc. dated May 30, 1995(1)
 10.2           -- Loan Agreement between Residential Funding Corporation and United Homes,
                    Inc., United Homes of Illinois, Inc., United Homes of Michigan, Inc. and
                    United Homes, Inc., an Arizona corporation dated March 14, 1997(1)
 10.3           -- Loan Agreement between Residential Funding Corporation and United Homes,
                    Inc., United Homes of Illinois, Inc., United Homes of Michigan, Inc. and
                    United Homes, Inc., an Arizona corporation dated May 28, 1996(1)
 10.4           -- Supplement to Loan Agreement between Residential Funding Corporation and
                    United Homes, Inc., United Homes of Illinois, Inc., United Homes of
                    Michigan, Inc. and United Homes, Inc., an Arizona corporation dated
                    October 3, 1996(1)
 10.5           -- Supplement to Loan Agreement between Residential Funding Corporation and
                    United Homes, Inc., United Homes of Illinois, Inc., United Homes of
                    Michigan, Inc. and United Homes, Inc., an Arizona corporation dated
                    August 21, 1996(1)
 10.6           -- Supplement to Loan Agreement between Residential Funding Corporation and
                    United Homes, Inc., United Homes of Illinois, Inc., United Homes of
                    Michigan, Inc. and United Homes, Inc., an Arizona corporation dated
                    February 3, 1997(1)
 10.7           -- Loan Agreement between United-Darien Limited Partnership, United
                    Development Management Company, United Homes, Inc., United Homes of
                    Illinois, Inc., Edward Havlik and Virgil Owings and First Bank National
                    Association dated March 5, 1996(1)
 10.8           -- Lease and Sales Listing Agreement by and between Model Homes, L.L.C and
                    United Homes, Inc. Dated March 30, 1997(2)
 12.1           -- Statements regarding computation of ratios(2)
 21.1           -- List of Subsidiaries of United Homes, Inc.(2)
 23.1           -- Consent of Shefsky & Froelich Ltd. (filed as part of Exhibit 5.1)
 23.2           -- Consent of Ernst & Young LLP
 24.1           -- Power of Attorney(1)
 27.1           -- Financial Data Schedule(1)


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(1) Filed previously on August 19, 1997.



(2) Filed previously on October 21, 1997.